The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-212338

SUBJECT TO COMPLETION, DATED APRIL 25, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 30, 2016)

             Units

NuStar Energy L.P.

    % Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per Series B Preferred Unit)

We are offering              of our     % Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, liquidation preference $25.00 per unit (the “Series B Preferred Units”). Members of the Board of Directors of NuStar GP, LLC may purchase Series B Preferred Units directly from the underwriters.

Distributions on the Series B Preferred Units are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of March, June, September and December of each year, when, as and if declared by our general partner. The initial distribution on the Series B Preferred Units offered hereby will be payable on September 15, 2017 in an amount equal to $             per Series B Preferred Unit. Distributions on the Series B Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but not including, June 15, 2022 at a rate equal to     % per annum of the stated liquidation preference. On and after June 15, 2022, distributions on the Series B Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of     %.

At any time on or after June 15, 2022, we may redeem the Series B Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. In addition, upon the occurrence of certain ratings agency events as described under “Description of Series B Preferred Units — Redemption — Optional Redemption upon a Rating Event,” we may redeem the Series B Preferred Units, in whole but not in part, at a price of $25.50 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions therefore to, but not including, the date of redemption, whether or not declared. We may also redeem the Series B Preferred Units in the event of a Change of Control. See “Description of Series B Preferred Units — Change of Control — Optional Redemption upon a Change of Control.”

We intend to apply to have the Series B Preferred Units listed on the New York Stock Exchange, or NYSE, under the symbol “NSprB.” If the application is approved, we expect trading of the Series B Preferred Units on the NYSE to begin within 30 days after their original issue date. Currently, there is no public market for the Series B Preferred Units.

Investing in our Series B Preferred Units involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 4 of the accompanying base prospectus for information regarding risks you should consider before investing in our Series B Preferred Units.

	Per Series B Preferred Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us (before expenses)	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional              Series B Preferred Units from us on the same terms and conditions as set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series B Preferred Units on or about                 , 2017.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch
Morgan Stanley	UBS Investment Bank

                    , 2017

Prospectus Supplement

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying base prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell our Series B Preferred Units in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date of such document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

S-i

We provide information to you about this offering of our Series B Preferred Units in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering, and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

You should carefully read this prospectus, including the information incorporated by reference herein and therein, before you invest. These documents contain information you should consider when making your investment decision. None of NuStar Energy L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the Series B Preferred Units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the Series B Preferred Units.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in any prospectus supplement were made solely for the benefit of the parties to such agreement for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Except where we or the context otherwise indicate, the information in this prospectus assumes no exercise of the underwriters’ option to purchase additional Series B Preferred Units described on the cover page of this prospectus.

S-ii

SUMMARY

This summary highlights information included or incorporated by reference into this prospectus. It does not contain all the information that you should consider before investing in the Series B Preferred Units. We urge you to read carefully the entire prospectus, the documents we have incorporated by reference and our financial statements and the notes to those statements, before making an investment decision. See “Risk Factors” in this prospectus supplement, the accompanying base prospectus, our Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequent filings with the Securities and Exchange Commission (“SEC”) that are incorporated by reference herein.

In this prospectus, references to “NuStar Energy,” “we,” “us,” “our” and the “Partnership” mean NuStar Energy L.P., one or more of our consolidated subsidiaries or all of them taken as a whole, unless otherwise noted.

NuStar Energy L.P.

NuStar Energy is a publicly traded Delaware limited partnership engaged in the transportation of petroleum products and anhydrous ammonia, the terminalling and storage of petroleum products and the marketing of petroleum products. We conduct substantially all of our business through our wholly owned operating subsidiaries, NuStar Logistics, L.P. (“NuStar Logistics”) and NuStar Pipeline Operating Partnership L.P., and their respective subsidiaries.

Our operations are managed by NuStar GP, LLC, the general partner of Riverwalk Logistics, L.P., our general partner. NuStar GP, LLC is a wholly owned subsidiary of NuStar GP Holdings, LLC, a publicly traded limited liability company (NYSE: NSH). We divide our operations into the following three reportable business segments: pipeline, storage and fuels marketing. As of December 31, 2016, our assets included approximately 8,700 miles of pipelines and 79 terminal and storage facilities that provide approximately 95 million barrels of storage capacity.

Pipeline Segment

Our pipeline operations consist of the transportation of refined petroleum products, crude oil and anhydrous ammonia. As of December 31, 2016, we owned and operated:

•	refined product pipelines with an aggregate length of 3,140 miles and crude oil pipelines with an aggregate length of 1,230 miles in Texas, Oklahoma, Kansas, Colorado and New Mexico;

•	a 1,920-mile refined product pipeline originating in southern Kansas and terminating at Jamestown, North Dakota, with a western extension to North Platte, Nebraska and an eastern extension into Iowa;

•	a 450-mile refined product pipeline originating at Tesoro Corporation’s Mandan, North Dakota refinery and terminating in Minneapolis, Minnesota; and

•

a 2,000-mile anhydrous ammonia pipeline originating at the Louisiana delta area that travels north through the Midwestern United States forking east and west to terminate in Nebraska and Indiana (the “Ammonia Pipeline”).

We charge tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in our refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in the Ammonia Pipeline.

Storage Segment

Our storage segment consists of facilities that provide storage, handling and other services for petroleum products, crude oil, specialty chemicals and other liquids. As of December 31, 2016, we owned and operated:

•	40 terminal and storage facilities in the United States and one terminal in Nuevo Laredo, Mexico, with total storage capacity of 53.2 million barrels;

•	A terminal on the island of St. Eustatius with tank capacity of 14.4 million barrels and a transshipment facility;

•	A terminal located in Point Tupper, Canada with tank capacity of 7.8 million barrels and a transshipment facility; and

•	Six terminals located in the United Kingdom and one terminal located in Amsterdam, the Netherlands, with total storage capacity of approximately 9.5 million barrels.

Revenues for the storage segment include fees for tank storage agreements, where a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage terminal revenues), and throughput agreements, where a customer pays a fee per barrel for volumes moving through our terminals (throughput terminal revenues). Our terminals also provide blending, additive injections, handling and filtering services for which we charge additional fees. We previously charged a fee for each barrel of crude oil and certain other feedstocks that we deliver to Valero Energy Corporation’s Benicia, Corpus Christi West and Texas City refineries from our crude oil refinery storage tanks. Effective January 1, 2017, we lease these refinery storage tanks in exchange for a fixed fee. Certain of our facilities charge fees to provide marine services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services.

Fuels Marketing Segment

Our fuels marketing operations involve the purchase of crude oil, fuel oil, bunker fuel, fuel oil blending components and other refined products for resale. These operations provide us the opportunity to generate additional gross margin while complementing the activities of our storage segment. We utilize storage assets, including our own terminals and rail unloading facilities, at our St. James, Texas City and St. Eustatius terminals. Rates charged by our storage segment to the fuels marketing segment are consistent with rates charged to third parties.

Recent Developments

First Quarter Earnings

On April 24, 2017, we reported our financial results for the quarter ended March 31, 2017. We reported net income applicable to common limited partners of $38.5 million, or $0.49 per unit, for the first quarter of 2017 and distributable cash flow (“DCF”) available to common limited partners of $88.9 million for the first quarter of 2017. First quarter 2017 earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $154.1 million.

Non-GAAP Financial Measures

We utilize financial measures, such as EBITDA, DCF and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (“GAAP”). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the Partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions.

Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses a distribution coverage ratio, which is calculated based on DCF, as the metric for determining the company-wide bonus and the vesting of performance units awarded to management as our board of directors believes DCF appropriately aligns management’s interest with our unitholders’ interest in increasing distributions in a prudent manner. DCF is a widely accepted financial indicator used by the master limited partnership (“MLP”) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions that a partnership can pay its unitholders.

None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. The following is a reconciliation of our non-GAAP financial measures to net income:

Three Months Ended March 31, (Thousands of Dollars)
2017
Net income	$57,940
Interest expense, net	36,414
Income tax expense	2,925
Depreciation and amortization expense	56,864

EBITDA	154,143
Interest expense, net	(36,414)
Reliability capital expenditures	(5,022)
Income tax expense	(2,925)
Mark-to-market impact of hedge transactions(a)	(2,586)
Unit-based compensation(b)	2,088
Preferred unit distributions	(4,813)
Other items(c)	(274)

DCF	$104,197
Less DCF available to general partner	15,255

DCF available to common limited partners	$88,942

Distributions applicable to common limited partners	$101,913

(a)	DCF excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF when the contracts are settled.

(b)	In connection with the employee transfer from NuStar GP, LLC on March 1, 2016, we assumed obligations related to awards issued under a long-term incentive plan, and we intend to satisfy the vestings of equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.

(c)	Other items primarily consist of adjustments for throughput deficiency payments and construction reimbursements for all periods presented.

Navigator Energy Acquisition

Acquisition Overview

On April 11, 2017, we and NuStar Logistics entered into a Membership Interest Purchase and Sale Agreement (the “Acquisition Agreement”) with FR Navigator Holdings LLC (the “Seller”), pursuant to which we agreed to acquire (the “Acquisition”) all of the issued and outstanding limited liability company interests in Navigator Energy Services, LLC (“Navigator”). Under the Acquisition Agreement, we will acquire Navigator for consideration of approximately $1.475 billion, subject to customary adjustments at and following closing. The Acquisition is expected to close in the second quarter of 2017, subject to customary closing conditions, including the receipt of regulatory approvals. Navigator owns and operates crude oil transportation, pipeline gathering and storage assets located in the Midland Basin of West Texas consisting of:

•

more than 500 miles of crude oil gathering and transportation pipelines with approximately 92,000 barrels per day ship-or-pay volume commitments and deliverability of approximately 412,000 barrels per day;

•

a pipeline gathering system with more than 200 connected producer tank batteries capable of more than 400,000 barrels per day of pumping capacity covering over 500,000 dedicated acres with fixed fee contracts; and

•	approximately 1,000,000 barrels of crude oil storage capacity with 440,000 barrels contracted to third parties.

This offering of Series B Preferred Units is not conditioned upon the consummation of the Acquisition, and the consummation of the Acquisition is not conditioned upon the successful completion of this offering of Series B Preferred Units. In addition, there can be no assurance that we will consummate the Acquisition on the terms described herein or at all. See “Risk Factors.”

Commitment Letter for Bridge Facility

In conjunction with the Acquisition, we entered into a commitment letter (the “Commitment Letter”) with Mizuho Bank, Ltd., regarding financing for the Acquisition. The Commitment Letter contemplates, among other things, a senior unsecured bridge loan to us in an aggregate principal amount not to exceed $1.475 billion, to be drawn, if at all, at the closing of the Acquisition (the “Bridge Facility”). As described below under “—Recent Common Unit Offering,” we recently completed a public offering of our common units resulting in net proceeds to us in the amount of $644.2 million, which automatically reduced the aggregate principal amount available under the Commitment Letter to $830.8 million. We intend to fund the cash consideration payable in connection with the Acquisition with cash on hand, the net proceeds of this offering, the net proceeds of our recent common unit offering, the net proceeds of the recent senior notes offering described below under “—Recent Senior Notes Offering” or borrowings under our revolving credit agreement and therefore do not currently expect to fully draw on the Bridge Facility, if at all. Borrowings under the Bridge Facility, if any, would bear interest at our option, based on an alternative base rate or a LIBOR-based rate, in each case plus a margin, and mature 364 days following entry into the Bridge Facility.

Incentive Distribution Rights Waiver

In conjunction with the Acquisition, our general partner intends to amend our Fourth Amended and Restated Agreement of Limited Partnership to provide for a waiver of quarterly distributions made to the general partner, as holder of the Partnership’s incentive distribution rights (“IDRs”), by the amount equal to the excess in available cash attributable to any common units of the Partnership issued from the date of the Acquisition Agreement (including the common units offered and sold in our recent common unit offering, but excluding any equity issued under any long-term incentive plan or equity compensation plan implemented by the Partnership or its affiliates) through the end of the ten consecutive quarter period anticipated to begin with the distribution in respect of the second quarter of 2017, subject to an aggregate cap of $22.0 million. For a definition of available cash and a description of our cash distribution policy, see “Cash Distributions” in the accompanying base prospectus and the description of our 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units”), which is incorporated by reference in this prospectus supplement. If for any reason the Acquisition is not consummated, the waiver of distributions on the IDRs will not become effective.

Recent Common Unit Offering

On April 18, 2017, we completed a public offering of 14,375,000 of our common units (the “common units”) pursuant to a separate prospectus supplement (including 1,875,000 common units pursuant to the underwriters’ exercise in full of their option to purchase additional common units), which we refer to as the “recent common unit offering.” The recent common unit offering was not conditioned upon the completion of this offering or the Acquisition. Accordingly, the common units issued in the recent common unit offering will remain outstanding regardless of whether the Acquisition or this offering is completed.

Recent Senior Notes Offering

On April 20, 2017, we priced a public offering of $550 million aggregate principal amount of 5.625% senior notes due 2027 pursuant to a separate prospectus supplement, which we refer to as the “recent senior notes offering.” The recent senior notes offering is expected to close on or about April 28, 2017, subject to customary closing conditions. The recent senior notes offering is not conditioned upon the completion of this offering. Accordingly, the senior notes that will be issued in the recent senior notes offering will remain outstanding regardless of whether this offering is completed. However, if the Acquisition is not closed on or before August 31, 2017, or the Acquisition Agreement is terminated on or before such date, we will redeem all and not less than all of the senior notes at a redemption price equal to 101% of the aggregate principal amount of the senior notes, plus accrued and unpaid interest. The supplemental indenture governing the senior notes that will be issued in the recent senior notes offering will have substantially similar covenants as the supplemental indentures governing our currently outstanding senior notes.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and our telephone number is (210) 918-2000. Our website is located at http://www.nustarenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering

Issuer	NuStar Energy L.P.

Securities Offered	of our % Series B Fixed-to Floating Rate Cumulative Redeemable Perpetual Preferred Units, liquidation preference $25.00 per Series B Preferred Unit. For a detailed description of the Series B Preferred Units, see “Description of Series B Preferred Units.”

We have granted the underwriters a 30-day option to purchase up to an additional Series B Preferred Units.

Price per Series B Preferred Unit	$25.00

Maturity	Perpetual (unless redeemed by us on or after June 15, 2022, in connection with a Rating Event (as defined herein) or in connection with a Change of Control (as defined herein). See “—Optional Redemption upon a Rating Event,” “—Optional Redemption upon a Change of Control” and “—Conversion Right upon a Change of Control.”)

Distributions	Distributions on the Series B Preferred Units will accrue and be cumulative from the date that the Series B Preferred Units are originally issued and will be payable on each Distribution Payment Date (as defined below) when, as and if declared by our general partner out of legally available funds for such purpose.

Distribution Payment Dates and Record Dates	Quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Distribution Payment Date”) to holders of record as of the close of business on the first Business Day of the month of the applicable Distribution Payment Date. The initial distribution on the Series B Preferred Units offered hereby will be payable on September 15, 2017 in an amount equal to $ per Series B Preferred Unit. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day (as defined below), declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions.

Distribution Rate	The initial distribution rate for the Series B Preferred Units from and including the date of original issue to, but not including, June 15, 2022 will be % per annum of the $25.00 liquidation preference per unit (equal to $ per unit per annum). On and after June 15, 2022, distributions on the Series B Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of %.

Ranking	The Series B Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date.

The Series B Preferred Units will rank:

•

senior to our common units and to each other class or series of limited partner interests or other equity securities established after the original issue date of the Series B Preferred Units that is not expressly made senior to or on parity with the Series B Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Junior Securities”);

•

on parity with Series A Preferred Units and any class or series of limited partner interests or other equity securities established after the original issue date of the Series B Preferred Units with terms expressly providing that such class or series ranks on parity with the Series B Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Parity Securities”);

•

junior to each other class or series of limited partner interests or equity securities established after the original issue date of the Series B Preferred Units with terms expressly made senior to the Series B Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Senior Securities”); and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Restrictions on Distributions	No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Parity Securities through the most recent respective distribution payment dates.

Optional Redemption Upon a Rating Event	At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Event (as defined below), we may, at our option, redeem the Series B Preferred Units in whole, but not in part, at a redemption price in cash per Series B Preferred Unit equal to $25.50 (102% of the liquidation preference of $25.00) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared.

“Rating Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series B Preferred Units, as such criteria are in effect as of the original issue date of the Series B Preferred Units (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower equity credit being given to the Series B Preferred Units than the equity credit that would have been assigned to the Series B Preferred Units by such rating agency pursuant to its current criteria.

Optional Redemption on or After June 15, 2022	At any time on or after June 15, 2022, we may redeem, in whole or in part, the Series B Preferred Units at a redemption price of $25.00 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption is subject to compliance with the provisions of our outstanding indebtedness, including our revolving credit agreement.

Optional Redemption upon a Change of Control	Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Units, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per Series B Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared. If, prior to the Change of Control Conversion Date, we exercise our redemption rights relating to Series B Preferred Units, holders of the Series B Preferred Units that we have elected to redeem will not have the conversion right described under “Description of Series B Preferred Units — Change of Control.” Any cash payment to holders of Series B Preferred Units will be subject to the limitations contained in our revolving credit agreement and in any other agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series B Preferred Units:

•

direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange (as defined under “Description of Series B Preferred Units — Change of Control — Optional Redemption upon a Change of Control”); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than NuStar GP Holdings, LLC and its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of our general partner, measured by voting power rather than percentage of interests, and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

Conversion; Exchange and Preemptive Rights	Except as described under “— Conversion Right Upon a Change of Control,” the Series B Preferred Units will not be subject to preemptive rights or be convertible into or exchangeable for any other securities or property at the option of the holder.

Conversion Right upon a Change of Control	Upon the occurrence of a Change of Control, each holder of Series B Preferred Units will have the right (unless, prior to the Change of Control Conversion Date, we provide notice of our election to redeem the Series B Preferred Units) to convert some or all of the Series B Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series B Preferred Unit to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Unit distribution payment and prior to the corresponding Series B Preferred Unit distribution payment, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price, and

•	,

subject, in each case, to certain adjustments and provisions for (i) the receipt of Alternative Conversion Consideration and (ii) splits, combinations and distributions in the form of equity issuances.

For definitions of “Alternative Conversion Consideration,” “Change of Control Conversion Date” and “Common Unit Price,” and the restrictions on cash payments under a Change of Control hereunder, see “Description of Series B Preferred Units — Change of Control.”

Voting Rights	Holders of the Series B Preferred Units generally will have no voting rights.

In connection with the closing of this offering, we expect to amend and restate our Fourth Amended and Restated Agreement of Limited Partnership (as amended and restated, the “Partnership Agreement”). Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a single class, we may not adopt any amendment to our Partnership Agreement that would have a material adverse effect on the terms of the Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities (including the Series A Preferred Units) upon which like voting rights have been conferred and are exercisable, we may not (i) create or issue any Parity Securities (including any Series A Preferred Units) if the cumulative distributions on Series B Preferred Units are in arrears or (ii) create or issue any Senior Securities.

Fixed Liquidation Preference	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preferred Units will generally, subject to the discussion under “Description of Series B Preferred Units—Liquidation Rights,” have the right to receive the liquidation preference of $25.00 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs.

Sinking Fund	The Series B Preferred Units will not be subject to any sinking fund requirements.

No Fiduciary Duties	We, our general partner, and its general partner’s officers and directors will not owe any fiduciary duties to the holders of Series B Preferred Units other than an implied contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Use of Proceeds

We intend to use the net proceeds from the sale of Series B Preferred Units hereby, which are expected to total approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase additional Series B Preferred Units) after deducting the underwriters’ discount and our offering expenses, together with the proceeds from the recent common unit offering and the proceeds from the recent senior notes offering, to fund the purchase price and related fees and expenses for the Acquisition. This offering is not conditioned on the consummation of the Acquisition. Pending the potential use of the net proceeds from this offering to fund a portion of the purchase price for the Acquisition, we intend to hold the net proceeds of this offering as cash. See “Use of Proceeds.”

Listing	We intend to file an application to list the Series B Preferred Units on the NYSE. If the application is approved, trading of the Series B Preferred Units on the NYSE is expected to begin within 30 days after the original issue date of the Series B Preferred Units. The underwriters have advised us that they intend to make a market in the Series B Preferred Units prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series B Preferred Units will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Material Tax Considerations	For a discussion of material federal income tax considerations that may be relevant to prospective holders of Series B Preferred Units who are individual citizens or residents of the United States, see “Material Tax Considerations” in this prospectus supplement and “Material Tax Consequences” in the accompanying base prospectus.

Form	The Series B Preferred Units will be issued and maintained in book-entry form registered in the name of The Depository Trust Company or its nominee, except under limited circumstances. See “Description of Series B Preferred Units—Book-Entry System.”

Risk Factors	See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 4 of the accompanying base prospectus and in the documents incorporated by reference herein, as well as other cautionary statements in this prospectus and the documents incorporated by reference herein regarding risks you should consider before investing in our Series B Preferred Units.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Fiscal Years
	2012	2013		2014	2015	2016
Ratio of earnings to fixed charges (a)	*	*	*	2.5x	3.1x	2.0x
Ratio of earnings to combined fixed charges and preferred unit distributions (b)	—	—		—	—	—

*	For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $132.5 million. The deficiency included the effect of $271.8 million of impairment losses mainly resulting from the write-down of the carrying value of our long-lived assets related to our asphalt operations, including fixed assets, goodwill, intangible assets and other long-term assets.

**	For the year ended December 31, 2013, earnings were insufficient to cover fixed charges by $128.1 million. The deficiency included a goodwill impairment loss of $304.5 million related to the Statia terminals reporting unit.

(a)	For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized) and amortization of debt costs and the portion of rental expense representing the interest factor; and

•

“earnings” represent the aggregate of pre-tax income from continuing operations (before adjustment for non-controlling interests and income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

(b)	Because no preferred units were outstanding for any of the years ended December 31, 2015, 2014, 2013 and 2012, and no distributions had been paid on our outstanding Series A Preferred Units during the year ended December 31, 2016, no historical ratio of earnings to combined fixed charges and preferred unit distributions are presented for these years.

RISK FACTORS

An investment in our Series B Preferred Units involves a high degree of risk. Before you invest in our securities, you should carefully consider those risk factors set forth below and those included in our Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated herein by reference, together with all of the other information included in this prospectus supplement, in evaluating an investment in our Series B Preferred Units.

If any of the risks discussed below or in the foregoing documents were actually to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected. In that case, the trading price of the Series B Preferred Units could decline, and you could lose all or part of your investment.

Risks Related to the Acquisition

We may not consummate the Acquisition, and this offering is not conditioned on the consummation of the Acquisition.

If the Acquisition is consummated, we intend to use the net proceeds from this offering, the recent common unit offering and the recent senior notes offering to fund the purchase price and related fees and expenses for the Acquisition. See “Summary — Recent Developments” and “Use of Proceeds.” However, this offering is not conditioned upon the recent common unit offering, the recent senior notes offering or the consummation of the Acquisition, which is subject to the satisfaction or waiver of customary closing conditions, and there can be no assurance that the Acquisition will be consummated in the anticipated time frame or at all.

Because this offering is not conditioned upon the consummation of the Acquisition, upon the closing of this offering, you will become a holder of our Series B Preferred Units regardless of whether the Acquisition is consummated, delayed or terminated. If the Acquisition is delayed, terminated or consummated on terms different than those described herein, the market price of our Series B Preferred Units may decline. Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community and may affect our relationships with our business partners. In addition, if the Acquisition is not consummated, our management will have broad discretion as to how to use the net proceeds of this offering and may use these funds in ways that you or other unitholders may not support, which could adversely affect the market price of our common units or Series B Preferred Units. See “Summary — Recent Developments — Navigator Energy Acquisition” for more information regarding the Acquisition.

Future acquisitions and expansions, including the Acquisition, may increase substantially the level of our contingent liabilities, and we may be unable to integrate them effectively into our existing operations.

We evaluate and acquire assets and businesses that we believe complement or diversify our existing assets and businesses. Acquisitions and business expansions, including the Acquisition, may require substantial capital. If we consummate the Acquisition or any future material acquisitions, our capitalization and results of operations may change significantly. Acquisitions and business expansions, including the Acquisition, involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets, new geographic areas and the businesses associated with them. Further, unexpected costs and challenges may arise whenever businesses with different operations or employees are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition, including the Acquisition.

Following the Acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions, if any. In addition, the terms of an acquisition, including the Acquisition, may require us to assume certain prior known or unknown liabilities for which we may not be indemnified or have adequate insurance.

Any acquisitions we complete, including the Acquisition, are subject to substantial risks that could reduce our ability to make distributions to unitholders, including holders of the Series B Preferred Units.

Even if we do make acquisitions that we believe will increase distributable cash flow, these acquisitions, including the Acquisition, may nevertheless result in a decrease in distributable cash flow. Any acquisition, including the Acquisition, involves potential risks, including, among other things:

•	we may not be able to obtain the cost savings and financial improvements we anticipate or acquired assets may not perform as we expect;

•	we may not be able to successfully integrate the assets, management teams or employees of the businesses we acquire with our assets and management team;

•

we may fail or be unable to discover some of the liabilities of businesses that we acquire, including liabilities resulting from a prior owner’s noncompliance with applicable federal, state or local laws;

•	acquisitions may divert the attention of our senior management from focusing on our core business;

•	we may experience a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions; and

•	we may face the risk that our existing financial controls, information systems, management resources and human resources will need to grow to support future growth.

Financing the Acquisition will substantially increase our indebtedness.

In addition to the net proceeds from the recent common unit offering and this offering, we intend to finance the Acquisition with the net proceeds of the recent senior notes offering, and, to the extent necessary or desirable, by borrowing under our revolving credit agreement and by entering into and borrowing under the Bridge Facility. Our total debt as of December 31, 2016 was approximately $3.1 billion. An increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs.

A ratings agency downgrade could lead to increased borrowing costs and credit stress.

If one or more rating agencies that rate or will rate our debt or preferred equity securities, either assigns our notes or our Series B Preferred Units a rating lower than the rating expected by the investors, or reduces its rating in the future, the market price of our debt, or Series B Preferred Units, as applicable, or our common units, may be adversely affected. In addition, if any of our debt, or Series B Preferred Units that are or will be rated, is downgraded, raising capital will become more difficult for us, borrowing costs under our revolving credit agreement and other future borrowings may increase and the trading price of the Series B Preferred Units may decrease.

Following the announcement of the Acquisition, Moody’s announced that it was reviewing NuStar Energy and NuStar Logistics for a downgrade, including with respect to our Series B Preferred Units. There can be no assurance that we will be able to maintain our credit ratings, and if Moody’s or any other ratings agency downgrades our Series B Preferred Units, the trading price of our Series B Preferred Units could be adversely affected.

Risks Related to the Series B Preferred Units

The Series B Preferred Units represent perpetual equity interests in us, and investors should not expect us to redeem the Series B Preferred Units on the date the Series B Preferred Units become redeemable by us or on any particular date afterwards.

The Series B Preferred Units represent perpetual equity interests in us, and they have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. As a result, unlike our indebtedness, the Series B Preferred Units will not give rise to a claim for payment of a principal amount at a particular date. Instead, the Series B Preferred Units may be redeemed by us at our option (i) following the occurrence of a Rating Event in whole but not in part, out of funds legally available for such redemption, at a redemption price of $25.50 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared or (ii) in the event of a Change of Control, or at any time on or after June 15, 2022, in whole or in part, out of funds legally available for such redemption, at a redemption price of $25.00 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. Any decision we may make at any time to redeem the Series B Preferred Units will depend upon, among other things, our evaluation of our capital position, the terms of the Change of Control and general market conditions at that time.

As a result, holders of the Series B Preferred Units may be required to bear the financial risks of an investment in the Series B Preferred Units for an indefinite period of time. Moreover, the conversion rights of holders of the Series B Preferred Units are limited and will not apply in the case of every transaction that may adversely affect the holders of the Series B Preferred Units. The Series B Preferred Units will rank junior to all our current and future indebtedness. The Series B Preferred Units will also rank junior to any other Senior Securities we may issue in the future with respect to assets available to satisfy claims against us.

We distribute all of our available cash to our common unitholders and are not required to accumulate cash for the purpose of meeting our future obligations to holders of the Series B Preferred Units, which may limit the cash available to make distributions on the Series B Preferred Units.

Upon the closing of this offering, our Partnership Agreement will require us to distribute all of our “available cash” each quarter to our common unitholders. Upon the closing of this offering, “Available Cash” will be generally defined in our Partnership Agreement to mean, for each fiscal quarter, all cash and cash equivalents on the date of determination of available cash for that quarter, less the amount of any cash reserves established by our general partner to:

•	provide for the proper conduct of our business, including reserves for future capital expenditures and anticipated credit needs;

•	comply with applicable law or any debt instrument or other agreement or obligation;

•	provide funds to make payments on the Series A Preferred Units and Series B Preferred Units; or

•	provide funds for distributions to our common unitholders and to our general partner for any one or more of the next four quarters.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the Series B Preferred Units.

The Series B Preferred Units are subordinated to our existing and future debt obligations, and your interests could be diluted by the issuance of additional units, including additional Series B Preferred Units, and by other transactions.

The Series B Preferred Units are subordinated to all of our existing and future indebtedness. As of December 31, 2016, our total debt was approximately $3.1 billion, and we had the ability to borrow an additional $645.2 million under our revolving credit agreement, subject to certain limitations. We may incur additional debt under our revolving credit agreement, or other existing or future debt arrangements. The payment of principal and interest on our debt reduces cash available for distribution to our limited partners, including the holders of Series B Preferred Units.

The issuance of additional units on parity with or senior to the Series B Preferred Units (including additional Series B Preferred Units) would dilute the interests of the holders of the Series B Preferred Units, and any issuance of Parity Securities (including additional Series B Preferred Units) or Senior Securities or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series B Preferred Units. Only the Change of Control Conversion Right relating to the Series B Preferred Units protects the holders of the Series B Preferred Units in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, which might adversely affect the holders of the Series B Preferred Units.

Our ability to issue Parity Securities in the future could adversely affect the rights of holders of our Series B Preferred Units.

We are allowed to issue additional Series B Preferred Units and Parity Securities without any vote of the holders of the Series B Preferred Units, except where the cumulative distributions on the Series B Preferred Units or any Parity Securities are in arrears. The issuance of additional Series B Preferred Units or any Parity Securities would have the effect of reducing the amounts available to the holders of the Series B Preferred Units issued in this offering upon our liquidation, dissolution or winding up if we do not have sufficient funds to pay all liquidation preferences of the Series B Preferred Units and Parity Securities in full. It also would reduce amounts available to make distributions on the Series B Preferred Units issued in this offering if we do not have sufficient funds to pay distributions on all outstanding Series B Preferred Units and Parity Securities.

In addition, although holders of Series B Preferred Units are entitled to limited voting rights, as described in “Description of the Series B Preferred Units — Voting Rights,” with respect to certain matters the Series B Preferred Units will generally vote separately as a class along with all other series of our Parity Securities that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series B Preferred Units may be significantly diluted, and the holders of such other series of Parity Securities that we may issue may be able to control or significantly influence the outcome of any vote. Future issuances and sales of Parity Securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series B Preferred Units and our common units to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

The Series B Preferred Units will have extremely limited voting rights.

The voting rights of holders of the Series B Preferred Units will be extremely limited. Holders of the Series B Preferred Units generally will have no voting rights. Certain limited protective voting rights of the holders of the Series B Preferred Units are described in this prospectus supplement under “Description of Series B Preferred Units — Voting Rights.”

The Series B Preferred Units are a new security and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Series B Preferred Units. In addition, the lack of a fixed redemption date for the Series B Preferred Units will increase your reliance on the secondary market for liquidity purposes.

The Series B Preferred Units are a new issue of securities with no established trading market. In addition, since the Series B Preferred Units have no stated maturity date, investors seeking liquidity will be limited to selling their Series B Preferred Units in the secondary market absent redemption by us. We intend to apply to list the Series B Preferred Units on the NYSE, but there can be no assurance that the NYSE will accept the Series B Preferred Units for listing. Even if the Series B Preferred Units are approved for listing by the NYSE, an active trading market on the NYSE for the Series B Preferred Units may not develop or, even if it develops, may not last, in which case the trading price of the Series B Preferred Units could be adversely affected and your ability to transfer your Series B Preferred Units will be limited. If an active trading market does develop on the NYSE, the Series B Preferred Units may trade at prices lower than the offering price. The trading price of the Series B Preferred Units would depend on many factors, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series B Preferred Units;

•	the market for and yields of similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or other preferred equity securities;

•	the limited trading volume of the Series B Preferred Units; and

•	our financial condition, results of operations, cash flows and prospects.

We have been advised by the underwriters that they intend to make a market in the Series B Preferred Units pending any listing of the Series B Preferred Units on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Market interest rates may adversely affect the value of the Series B Preferred Units, and the distribution payable on the Series B Preferred Units will vary on and after June 15, 2022 based on market interest rates.

One of the factors that will influence the price of the Series B Preferred Units will be the distribution yield on the Series B Preferred Units (as a percentage of the price of the Series B Preferred Units) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series B Preferred Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of the Series B Preferred Units to decrease.

In addition, on and after June 15, 2022, the Series B Preferred Units will have a floating distribution rate set each quarterly distribution period at a percentage of the $25.00 liquidation preference equal to a floating rate of the then-current three-month LIBOR plus a spread of     %. The per annum distribution rate that is determined on the relevant determination date will apply to the entire quarterly distribution period following such determination date even if LIBOR increases during that period. As a result, holders of Series B Preferred Units will be subject to risks associated with fluctuation in interest rates and the possibility that holders will receive distributions that are lower than expected. We have no control over a number of factors, including economic, financial and political events, that impact market fluctuations in interest rates, which have in the past and may in the future experience volatility.

Change of control conversion rights may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The change of control conversion feature of the Series B Preferred Units may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain change of control transactions under circumstances that otherwise could provide the holders of our common units and Series B Preferred Units with the opportunity to realize a premium over the then-current market price of such equity securities or that limited partners may otherwise believe is in their best interests.

Holders of Series B Preferred Units may have liability to repay distributions.

Under certain circumstances, holders of the Series B Preferred Units may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited

Partnership Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to us are not counted for purposes of determining whether a distribution is permitted.

Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of Series B Preferred Units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to NuStar Energy that are known to such purchaser of Series B Preferred Units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our Partnership Agreement.

Tax Risks

Treatment of distributions on our Series B Preferred Units as guaranteed payments for the use of capital creates a different tax treatment for the holders of Series B Preferred Units than the holders of our common units.

The tax treatment of distributions on our Series B Preferred Units is uncertain. We will treat the holders of Series B Preferred Units as partners for tax purposes and will treat distributions on the Series B Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Series B Preferred Units as ordinary income. Although a holder of Series B Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, we anticipate accruing and making the guaranteed payment distributions quarterly. Otherwise, the holders of Series B Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to the holders of Series B Preferred Units. If the Series B Preferred Units were treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions likely would be treated as payments of interest by us to the holders of Series B Preferred Units.

A holder of Series B Preferred Units will be required to recognize gain or loss on a sale of Series B Preferred Units equal to the difference between the amount realized by such holder and tax basis in the Series B Preferred Units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Series B Preferred Units. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of a Series B Preferred Unit will generally be equal to the sum of the cash and the fair market value of other property paid by the holder of Series B Preferred Units to acquire such Series B Preferred Unit. Gain or loss recognized by a holder of Series B Preferred Units on the sale or exchange of a Series B Preferred Unit held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of Series B Preferred Units will generally not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

Investment in the Series B Preferred Units by tax-exempt investors, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. Distributions to non-U.S. holders of Series B Preferred Units will be subject to withholding taxes. If the amount of withholding exceeds the amount of U.S. federal income tax actually due, non-U.S. holders of Series B Preferred Units may be required to file U.S. federal income tax returns in order to seek a refund of such excess. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain and such payments may be treated as unrelated business taxable income for federal income tax purposes. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to the consequences of owning our Series B Preferred Units.

USE OF PROCEEDS

We estimate that the net proceeds from this offering (after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $             million ($             million if the underwriters exercise in full their option to purchase              additional Series B Preferred Units).

We intend to use the net proceeds from this offering, along with the net proceeds we received from our recent common unit offering and the net proceeds we will receive from our recent senior notes offering, to fund the purchase price and related fees and expenses for the Acquisition. See “Summary — Recent Developments — Navigator Energy Acquisition.” Pending the potential use of the net proceeds from this offering to fund the purchase price for the Acquisition, we intend to hold the net proceeds of this offering as cash. If the aggregate proceeds of this offering, the recent common unit offering and the recent senior notes offering exceed the amount necessary to fund the purchase price of the Acquisition or if the Acquisition is not consummated, we intend to use such excess proceeds for general partnership purposes.

CAPITALIZATION

The following table sets forth our capitalization and cash and cash equivalents position as of December 31, 2016 on:

•	an actual basis;

•

an as adjusted basis to give effect to (1) this offering of Series B Preferred Units and the net proceeds therefrom being held as cash on our balance sheet, after deducting the underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional Series B Preferred Units), (2) our recent common unit offering and the application of the net proceeds therefrom to repay outstanding borrowings under our revolving credit agreement and (3) our recent senior notes offering and the application of the net proceeds therefrom to repay the remaining outstanding borrowings under our revolving credit agreement, receivables financing agreement and short-term lines of credit and as cash on our balance sheet; and

•

an as further adjusted basis to give further effect to the consummation of the Acquisition, assuming the purchase price is financed with the net proceeds of this offering, the recent common unit offering and the recent senior notes offering.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying base prospectus and “Use of Proceeds” in this prospectus supplement. In addition, investors should not place undue reliance on the as adjusted or as further adjusted information included below because this offering is not contingent upon completion of any of the transactions reflected in the adjustments below.

	As of December 31, 2016
	(Dollars in Thousands)
	Actual	As Adjusted		As Further Adjusted
		(Unaudited)
Cash and cash equivalents	$35,942	$		$

Short term debt	$54,000		$—		$—
Long term debt:
NuStar Logistics $1.5 billion revolving credit agreement(1)	838,992		—
NuStar Logistics 7.65% senior notes due 2018	350,000		350,000		350,000
NuStar Logistics 4.80% senior notes due 2020	450,000		450,000		450,000
NuStar Logistics 6.75% senior notes due 2021	300,000		300,000		300,000
NuStar Logistics 4.75% senior notes due 2022	250,000		250,000		250,000
NuStar Logistics 5.625% senior notes due 2027	—		550,000		550,000
NuStar Logistics 7.625% fixed-to-floating rate subordinated notes due 2043	402,500		402,500		402,500
NuStar Logistics Gulf Opportunity Zone Revenue bonds due 2038(2)	55,440		55,440		55,440
NuStar Logistics Gulf Opportunity Zone Revenue bonds due 2040(2)	100,000		100,000		100,000
NuStar Logistics Gulf Opportunity Zone Revenue bonds due 2040(2)	50,000		50,000		50,000
NuStar Logistics Gulf Opportunity Zone Revenue bonds due 2040(2)	85,000		85,000		85,000
NuStar Logistics Gulf Opportunity Zone Revenue bonds due 2041(2)	75,000		75,000		75,000
NuStar Energy $125.0 million receivables financing agreement	58,400		—		—
Bridge Facility	—		—		—
Net unamortized discounts, fair value adjustments and issuance costs	(968)		(7,168)		(7,168)

Total long-term debt	3,014,364		2,660,772
Partners’ equity:
Limited partners:
Series A Preferred Units (9,060,000 outstanding as of December 31, 2016)	218,400		218,400		218,400
Series B Preferred Units (0 outstanding as of December 31, 2016, actual and outstanding as of December 31, 2016, as adjusted and as further adjusted)	—
Common units (78,616,228 outstanding as of December 31, 2016, actual and 92,991,228 outstanding as of December 31, 2016 as adjusted and as further adjusted)	1,455,642		2,099,571		2,099,571
General partner	31,752		45,350		45,350
Accumulated other comprehensive loss	(94,177)		(94,177)		(94,177)

Total partners’ equity	1,611,617

Total capitalization	$4,679,981	$		$

(1)	As of March 31, 2017, the outstanding balance of borrowings under our revolving credit agreement was $774.6 million.

(2)	The Parish of St. James, Louisiana issued, pursuant to the Gulf Opportunity Zone Act of 2005, one series of tax-exempt revenue bonds in 2008, three separate series of tax-exempt revenue bonds in 2010 and one series of tax-exempt revenue bonds in 2011 associated with our St. James terminal expansion.

DESCRIPTION OF SERIES B PREFERRED UNITS

The following description of the Series B Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Fifth Amended and Restated Agreement of Limited Partnership, which will be entered into in connection with the closing of this offering and will be filed as an exhibit to a Current Report on Form 8-K.

General

The Series B Preferred Units offered hereby are a new series of preferred units. Upon completion of this offering, there will be              Series B Preferred Units issued and outstanding (assuming no exercise of the underwriters’ option to purchase additional Series B Preferred Units). We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Units, authorize and issue additional Series B Preferred Units and Junior Securities (as defined under “Summary—The Offering—Ranking”) and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (each, as defined under “Summary—The Offering—Ranking”).

The holders of our common units, Series A Preferred Units, Series B Preferred Units and IDRs are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units, Series A Preferred Units, Series B Preferred Units and IDRs are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series B Preferred Units) having preferential rights to receive distributions of our assets.

When issued and paid for in the manner described in this prospectus supplement and accompanying base prospectus, the Series B Preferred Units offered hereby will be fully paid and nonassessable (except as such nonassessability may be affected by Section 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Subject to the matters described under “— Liquidation Rights,” each Series B Preferred Unit will generally have a fixed liquidation preference of $25.00 per Series B Preferred Unit plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series B Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Units will rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

All of the Series B Preferred Units offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee. So long as a Securities Depositary has been appointed and is serving, no person acquiring Series B Preferred Units will be entitled to receive a certificate representing such Series B Preferred Units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

Except as described below in “—Change of Control—Conversion Right upon a Change of Control,” the Series B Preferred Units will not be convertible into common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Units will be subject to redemption, in whole or in part, at our option commencing on June 15, 2022. See “—Redemption.”

We have appointed Computershare Trust Company, N.A. as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series B Preferred Units. The address of the Paying Agent is 250 Royall Street, Canton, Massachusetts 02021.

Ranking

The Series B Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including our common units);

•	on parity with the Parity Securities (including the Series A Preferred Units);

•	junior to the Senior Securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Units. The board of directors of our general partner’s general partner (the “Board of Directors”) has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The Board of Directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “— Voting Rights.”

Liquidation Rights

Any liquidation will be made in accordance with capital accounts. The holders of outstanding Series B Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per Series B Preferred Unit. If the amount of our gross income and gain available to be specially allocated to the Series B Preferred Units is not sufficient to cause the capital account of a Series B Preferred Unit to equal the liquidation preference of a Series B Preferred Unit, then the amount that a holder of Series B Preferred Units would receive upon liquidation may be less than the Series B Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series B Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

Voting Rights

The Series B Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a single class, we may not adopt any amendment to our Partnership Agreement that has a material adverse effect on the terms of the Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities (including the Series A Preferred Units) upon which like voting rights have been conferred and are exercisable, we may not:

•

create or issue any Parity Securities (including any additional Series B Preferred Units) if the cumulative distributions payable on then outstanding Series B Preferred Units or Parity Securities are in arrears; or

•	create or issue any Senior Securities.

On any matter described above in which the holders of the Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Series B Preferred Unit. The Series B Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Series B Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Series B Preferred Units will be entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on Series B Preferred Units will be cumulative from the date of original issue and will be payable quarterly on each Distribution Payment Date, commencing September 15, 2017, when, as and if declared by our general partner out of legally available funds for such purpose. The initial distribution on the Series B Preferred Units will be paid on September 15, 2017 in an amount equal to $        per unit.

The initial distribution rate for the Series B Preferred Units from and including the date of original issue to, but not including, June 15, 2022 (the “Fixed Rate Period”) will be     % per annum of the $25.00 liquidation preference per unit (equal to $        per unit per annum). On and after June 15, 2022 (the “Floating Rate Period”), distributions on the Series B Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of     %.

LIBOR for each distribution period during the Floating Rate Period (“Three-Month LIBOR Rate”) will be determined by the Calculation Agent (see “—Calculation Agent” below), as of the applicable Determination Date (as defined below), in accordance with the following provisions:

•

the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such distribution period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on such Determination Date; or

•

if no such rate is so published, we will select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable distribution period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Determination Date for such distribution period. Offered quotations must be based on a principal amount equal to an amount that, in our judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Three-Month LIBOR Rate for such distribution period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such distribution period will be the arithmetic mean of the rates quoted on the Determination Date for such distribution period by three major banks in New York City selected by us, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such distribution period. The rates quoted must be based on an amount that, in our judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by us are quoting rates in the manner described above, the Three-Month LIBOR Rate for the applicable distribution period will be the same as for the immediately preceding distribution period or, if the immediately preceding interest distribution period was within the Fixed Rate Period, the same as for the most recent quarter for which the Three-Month LIBOR Rate can be determined;

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Determination Date” means the London Business Day (as defined below) immediately preceding the first date of the applicable distribution period.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Distribution Payment Dates

The “Distribution Payment Dates” for the Series B Preferred Units will be the 15th day of March, June, September and December of each year, commencing on September 15, 2017. Distributions will accumulate in each quarterly distribution period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such quarterly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series B Preferred Units will be payable based on a 360-day year consisting of four 90-day periods. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Texas or New York shall not be regarded as a Business Day.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay those quarterly distributions, if any, on the Series B Preferred Units that have been declared by our general partner to the holders of such Series B Preferred Units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date will be the first Business Day of the month of the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the Board of Directors in accordance with our Partnership Agreement.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by the general partner and paid on any date fixed by the general partner, whether or not a Distribution Payment Date, to holders of the Series B Preferred Units on the record date for such payment, which may not be less than 10 days before such payment date.

Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series B Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series B Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series B Preferred Units and Parity Securities at such time. Holders of the Series B Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series B Preferred Units.

Change of Control

Optional Redemption upon a Change of Control

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Units in whole or in part within 120 days after the first date on which such Change of Control occurred (the “Change of Control Redemption Period”), by paying the liquidation preference of $25.00 per Series B Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined below), we exercise our right to redeem Series B Preferred Units as described in the immediately preceding sentence or as described below under “—Redemption,” holders of the Series B Preferred Units we have elected to redeem will not have the conversion right described below under “—Conversion Right upon a Change of Control.” Any cash payment to holders of Series B Preferred Units will be subject to the limitations contained in our revolving credit agreement and in any other agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series B Preferred Units:

•

the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange (as defined below); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than NuStar GP Holdings, LLC and its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of our general partner, measured by voting power rather than percentage of interests, and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

Conversion Right upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series B Preferred Units will have the right (unless, during the Change of Control Redemption Period, we provide notice of our election to redeem Series B Preferred Units as described above under “—Optional Redemption upon a Change of Control” or below under “—Redemption”) to convert (the “Series B Change of Control Conversion”) some or all of the

Series B Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series B Preferred Unit to be converted equal (the “Common Unit Conversion Consideration”) to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Unit distribution payment and prior to the corresponding Series B Preferred Unit distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price, and

•	,

subject, in each case, to certain adjustments and to provisions for (i) the payment of any Alternative Conversion Consideration and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our Partnership Agreement.

In the case of a Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of Series B Preferred Units electing to exercise their Change of Control Conversion Right (as defined below) will receive upon conversion of such Series B Preferred Units elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common units equal to the Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control, which we refer to as the Alternative Conversion Consideration; provided, however, that if the holders of our common units have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series B Preferred Units electing to exercise their Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. We will not issue fractional common units upon the conversion of the Series B Preferred Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control as described under “—Optional Redemption upon a Change of Control” or our optional redemption rights as described below under “—Redemption,” holders of Series B Preferred Units will not have any right to convert the Series B Preferred Units that we have elected to redeem and any Series B Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

Within five days following the expiration of the Change of Control Redemption Period (or, if we waive our right to redeem the Series B Preferred Units prior to the expiration of the Change of Control Redemption Period, within five days following the date of such waiver), we will provide to the holders of Series B Preferred Units written notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the date on which the Change of Control Redemption Period expired or was waived;

•	the last date on which the holders of Series B Preferred Units may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Unit Price;

•	the Change of Control Conversion Date;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series B Preferred Unit; and

•	the procedure that the holders of Series B Preferred Units must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on our website, in any event prior to the opening of business on the first Business Day (as defined below) following any date on which we provide the notice described above to the holders of Series B Preferred Units.

Holders of Series B Preferred Units that choose to exercise their Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Change of Control Conversion Date, to notify the Partnership of the number of Series B Preferred Units to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.

“Change of Control Conversion Right” means the right of a holder of Series B Preferred Units to convert some or all of the Series B Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series B Preferred Unit pursuant to the conversion provisions in our Partnership Agreement.

“Change of Control Conversion Date” means the date fixed by the Board of Directors, in its sole discretion, as the date the Series B Preferred Units are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series B Preferred Units.

“Common Unit Price” means (i) the amount of cash consideration per common unit, if the consideration to be received in the Change of Control by the holders of our common units is solely cash; and (ii) the average of the closing prices for our common units on the NYSE for the ten consecutive trading days immediately preceding, but not including, the Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of our common units is other than solely cash.

Redemption

Optional Redemption upon a Rating Event

At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Event (as defined below), we may, at our option, redeem the Series B Preferred Units in whole, but not in part, at a redemption price in cash per Series B Preferred Unit equal to $25.50 (102% of the liquidation preference of $25.00) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared.

“Rating Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series B Preferred Units, as such criteria are in effect as of the original issue date of the Series B Preferred Units (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower equity credit being given to the Series B Preferred Units than the equity credit that would have been assigned to the Series B Preferred Units by such rating agency pursuant to its current criteria.

Optional Redemption on or after June 15, 2022

Any time on or after June 15, 2022, we may redeem, at our option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our revolving credit agreement and any other agreements governing our outstanding indebtedness.

We may also redeem the Series B Preferred Units under the terms set forth under “—Change of Control—Optional Redemption upon a Change of Control.”

Redemption Procedures

Any optional redemption shall be effected only out of funds legally available for such purpose. We will give notice of any redemption not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any Series B Preferred Units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series B Preferred Units to be redeemed and, if less than all outstanding Series B Preferred Units are to be redeemed, the number (and, in the case of Series B Preferred Units in certificated form, the identification) of Series B Preferred Units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the Series B Preferred Units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of Series B Preferred Units to be redeemed will be determined by us, and such Series B Preferred Units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series B Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series B Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series B Preferred Units to be redeemed from the account of each of its participants holding such Series B Preferred Units in its participant account. Thereafter, each participant will select the number of Series B Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Units for its own account). A participant may determine to redeem Series B Preferred Units from some beneficial owners (including the participant itself) without redeeming Series B Preferred Units from the accounts of other beneficial owners.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such Series B Preferred Units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such Series B Preferred Units will cease to accumulate and all rights of holders of such Series B Preferred Units as limited partners will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series B Preferred Units entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series B Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Series B Preferred Units is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such Series B Preferred Units a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full redemption price of such Series B Preferred Units, including all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We may from time to time purchase Series B Preferred Units, subject to compliance with all applicable securities and other laws. We have no obligation, or any present plan or intention, to purchase any Series B Preferred Units. Any Series B Preferred Units that we redeem or otherwise acquire will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series B Preferred Units and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series B Preferred Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired by us unless full cumulative distributions on the Series B Preferred Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series B Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, and the officers and directors of our general partner’s general partner, will not owe any fiduciary duties to holders of the Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Book-Entry System

All Series B Preferred Units offered hereby will be represented by a single certificate issued to the Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.). The Series B Preferred Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series B Preferred Units offered hereby will be entitled to receive a certificate evidencing such Series B Preferred Units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series B Preferred Units, each purchaser of Series B Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series B Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series B Preferred Units, no beneficial holder of the Series B Preferred Units will be deemed to be a holder of Series B Preferred Units. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Units, whether as a holder of the Series B Preferred Units for its own account or as a nominee for another holder of the Series B Preferred Units.

Calculation Agent

Wells Fargo Bank, National Association, or any other firm appointed by us, will be the “Calculation Agent” for the Series B Preferred Units.

MATERIAL TAX CONSIDERATIONS

The tax consequences to you of an investment in Series B Preferred Units will depend in part on your own tax circumstances. This section adds information related to certain tax considerations with respect to the Series B Preferred Units, and should be read in conjunction with the risk factors included under the caption “Tax Risks” in this prospectus supplement. For a discussion of the principal U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units (including the ownership and disposition of our common units following a conversion of Series B Preferred Units into common units), see “Material Tax Consequences” in the accompanying base prospectus, as updated and supplemented in this section and in “Tax Risks to Our Unitholders” in our Annual Report on Form 10-K for the year ended December 31, 2016, deemed to be incorporated herein by reference. The following discussion is limited as described herein and under the caption “Material Tax Consequences” in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

This section is a summary of the material tax considerations that may be relevant to individual citizens or residents of the United States owning Series B Preferred Units and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth Kenyon LLP (“Andrews Kurth”) insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us,” “our” or “we” are references to NuStar Energy L.P.

The following discussion does not comment on all federal income tax matters affecting us or the holders of Series B Preferred Units and does not describe the application of the alternative minimum tax that may be applicable to certain holders of Series B Preferred Units. Moreover, the discussion focuses on holders of Series B Preferred Units who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other holders of Series B Preferred Units subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Series B Preferred Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their Series B Preferred Units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective holder of Series B Preferred Units to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of Series B Preferred Units and potential changes in applicable tax laws.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding our characterization as a partnership for tax purposes or the consequences of owning our Series B Preferred Units. Instead, we will rely on opinions of Andrews Kurth. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our Series B Preferred Units and the prices at which our Series B Preferred Units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution and thus may be borne indirectly by our holders of Series B Preferred Units. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth and are based on the accuracy of the representations made by us.

Notwithstanding the above, and for the reasons described below, Andrews Kurth has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a holder of Series B Preferred Units whose Series B Preferred Units are loaned to a short seller to cover a short sale of Series B Preferred Units (see “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (ii) whether holders of Series B Preferred Units will be treated as partners that receive guaranteed payments for the use of capital on their Series B Preferred Units (see “— Tax Consequences of Unit Ownership — Limited Partner Status”); and (iii) whether distributions with respect to the Series B Preferred Units will be treated as unrelated business taxable income (see “— Tax-Exempt Organizations and Other Investors”).

Partnership Tax Treatment

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the mining, exploration, production, refining, processing, transportation, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth is of the opinion that at least 90% of our current-year gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes. Instead, we will rely on the opinion of Andrews Kurth on such matters. It is the opinion of Andrews Kurth that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating partnerships will be disregarded as entities separate from us or classified as partnerships for federal income tax purposes.

In rendering its opinion, Andrews Kurth has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth has relied include:

•	neither we nor any of our operating partnerships has elected or will elect to be treated as a corporation;

•

for each taxable year, more than 90% of our gross income has been and will be income of the type that Andrews Kurth has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code;

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our partners or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to partners and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our limited partner interests may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. In addition, final Treasury Regulations under Section 7704(d)(1)(E) of the Code recently published in the Federal Register interpret the scope of the qualifying income requirement for publicly traded partnerships by providing industry-specific guidance. We do not believe the final Treasury Regulations affect our ability to be treated as a partnership for federal income tax purposes.

Any modification to the federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted, including as a result of fundamental tax reform. Any such changes could negatively impact the value of an investment in our limited partner interests.

If we were taxable for U.S. federal income tax purposes as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our partners, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a partner would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the partner’s tax basis in his limited partner interest, or taxable capital gain, after the partner’s tax basis in his limited partner interest is reduced to zero. Accordingly, taxation as a corporation could result in a material reduction in a partner’s cash flow and after-tax return and thus could result in a substantial reduction of the value of our limited partner interests.

The discussion below is based on Andrews Kurth’s opinion that we will be classified as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

The tax treatment of our Series B Preferred Units is uncertain. As such, Andrews Kurth is unable to opine as to the tax treatment of the Series B Preferred Units. Although the IRS may disagree with this treatment, we will treat holders of Series B Preferred Units as partners entitled to a guaranteed payment for the use of capital on their Series B Preferred Units. If the Series B Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes and distributions on the Series B Preferred Units would constitute ordinary interest income to holders of Series B Preferred Units. The remainder of this discussion assumes that our Series B Preferred Units are partnership interests for federal income tax purposes.

A beneficial owner of Series B Preferred Units whose Series B Preferred Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those Series B Preferred Units for federal income tax purposes. See “— Treatment of Short Sales.”

Treatment of Distributions on Series B Preferred Units

We will treat distributions on the Series B Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Series B Preferred Units as ordinary income and will be deductible by us. Although a holder of Series B Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, the partnership anticipates accruing and making the guaranteed payment distributions quarterly. The holders of Series B Preferred Units are generally not anticipated to share in the partnership’s items of income, gain, loss or deduction, nor will we allocate any share of the partnership’s nonrecourse liabilities to such holders.

Basis of Series B Preferred Units

The tax basis of a holder of Series B Preferred Units in his Series B Preferred Units initially will be the amount paid for such Series B Preferred Units. The tax basis of such a holder in his Series B Preferred Units will, generally, not be affected by distributions made with respect to such Series B Preferred Units. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own common units and Series B Preferred Units, please consult your tax advisor with respect to determining the consequences of a guaranteed payment on your basis in your units.

Limitations on Deductibility of Losses

Holders of Series B Preferred Units will only be allocated loss once the capital accounts of the common unitholders have been reduced to zero. Although it is not anticipated that a holder of Series B Preferred Units would be allocated loss, the deductibility of any such allocation may be limited for various reasons. In the event that you are allocated loss as a holder of Series B Preferred Units, please consult your tax advisor as to the application of any limitation to the deductibility of that loss.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any current or former partner (including holders of Series B Preferred Units), we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to a common unitholder or, in the case of the Series B Preferred Units, as an advance on a guaranteed payment to the holder of Series B Preferred Units on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current partners. We are authorized to amend our Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and Series B Preferred Units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our Partnership Agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our partners (other than holders of Series A Preferred Units and Series B Preferred Units in respect of their preferred units) in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated to the partners (other than holders of Series A Preferred Units and Series B Preferred Units in respect of their preferred units) in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the partners’ share of nonrecourse debt, holders of Series B Preferred Units will only be allocated net loss in the event that the capital accounts of the common unitholders have been reduced to zero (taking into account certain adjustments).

Generally, holders of Series B Preferred Units will have a capital account equal to the liquidation preference of each Series B Preferred Unit, or $25.00, without regard to the price paid for such Series B Preferred Units, but will have an initial tax basis with respect to the Series B Preferred Units equal to the price paid for such Series B Preferred Units. To the extent the purchase price paid for a Series B Preferred Unit in this offering exceeds the liquidation preference of such Series B Preferred Unit, we will allocate an amount of income equal to the cumulative amount paid in excess of the liquidation preference of all Series B Preferred Units sold in this offering to our partners (other than holders of Series A Preferred Units and Series B Preferred Units in respect of their preferred units) in accordance with their percentage interest in us.

Treatment of Short Sales

A holder of Series B Preferred Units whose Series B Preferred Units are loaned to a “short seller” to cover a short sale of Series B Preferred Units may be considered as having disposed of such Series B Preferred Units. If so, he would no longer be treated for tax purposes as a partner with respect to those Series B Preferred Units during the period of the loan and may recognize gain or loss from the disposition.

Because there is no direct or indirect controlling authority on this issue relating to partnership interests, Andrews Kurth is unable to render an opinion regarding the tax treatment of a holder of Series B Preferred Units whose Series B Preferred Units are loaned to a short seller to cover a short sale of Series B Preferred Units; therefore, holders of Series B Preferred Units desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their Series B Preferred Units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. See “— Disposition of Units — Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes guaranteed payments and gain realized by a holder of Series B Preferred Units from a sale of Series B Preferred Units. In the case of an individual, the tax will be imposed on the lesser of (1) the net investment income of the holder of Series B Preferred Units and (2) the amount by which such holder’s modified adjusted gross income exceeds $250,000 (if the holder is married and filing jointly or a surviving spouse), $125,000 (if the holder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective holders of Series B Preferred Units are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our Series B Preferred Units.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each holder of Series B Preferred Units will be required to include in its tax return its income from our guaranteed payments for each taxable year ending within or with its taxable year. A holder of Series B Preferred Units that has a taxable year ending on a date other than December 31 and that disposes of all his Series B Preferred Units following the close of our taxable year but before the close of its taxable year will be required to include in income for his taxable year his income from more than one year of guaranteed payments.

Disposition of Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of Series B Preferred Units equal to the difference between the amount realized and the tax basis of the holder of Series B Preferred Units for the Series B Preferred Units sold. Such holder’s amount realized will be measured by the sum of the cash and the fair market value of other property received by him.

Generally, gain or loss recognized by a holder of Series B Preferred Units, other than a “dealer” in Series B Preferred Units, on the sale or exchange of a Series B Preferred Unit will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Series B Preferred Units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of Series B Preferred Units may be subject to the NIIT in certain circumstances. See “— Tax Consequences of Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling partner who can identify partnership interests transferred with an ascertainable holding period to elect to use the actual holding period of the partnership interest transferred. Thus, according to the ruling discussed above, a holder of Series B Preferred Units will be unable to select high or low basis partnership interests to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific partnership interests sold for purposes of determining the holding period of partnership interests transferred. A holder of Series B Preferred Units electing to use the actual holding period of partnership interests transferred must consistently use that identification method for all subsequent sales or exchanges of partnership interests. A holder of Series B Preferred Units considering the purchase of additional partnership interests or a sale of partnership interests purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between Transferors and Transferees

Holders of Series B Preferred Units owning Series B Preferred Units as of the applicable record date with respect to a Distribution Payment Date will be entitled to receive the distribution of the guaranteed payment payable with respect to their Series B Preferred Units on the Distribution Payment Date. Purchasers of Series B Preferred Units after such applicable record date will therefore not become entitled to receive a cash distribution of the guaranteed payment on their Series B Preferred Units until the next applicable record date.

Notification Requirements

A holder of Series B Preferred Units who sells any of his Series B Preferred Units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of Series B Preferred Units who purchases such Series B Preferred Units from another holder of Series B Preferred Units is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all partners (including holders of Series B Preferred Units), which would result in us filing two tax returns (and our partners could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to partners for the year notwithstanding two partnership tax years.

Conversion of Units

We will adopt the principles of Treasury Regulations § 1.721-2 with respect to the conversion of Series B Preferred Units into common units. Except to the extent that the exercise price satisfies our obligation for any accumulated but unpaid distribution, we expect that the conversion will be nontaxable to holders of Series B Preferred Units. At the time of conversion, we will revalue our assets and allocate book items of unrealized income, gain, loss and deduction to the extent necessary to reflect that partner’s right to share in partnership capital under our Partnership Agreement. If available book items of income, gain, loss and deduction are unable to be allocated in a manner that reflects the converting partner’s right to share in partnership capital under our Partnership Agreement, then we must reallocate partnership capital between the existing partners and the converting partner. Corrective allocations will be made until such capital reallocations are eliminated. Corrective allocations may result in the allocation of a greater amount of income, gain, loss or deduction to a particular partner for tax purposes, as compared to book purposes.

Upon the conversion of Series B Preferred Units, a holder will receive a basis in the resulting common units equal to its existing basis in its Series B Preferred Units plus such holder’s initial allocable share of our liabilities in its capacity as a common unitholder. As a common unitholder, that basis will be will be (i) increased by the common unitholder’s share of our income and any increases in such common unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the common unitholder, the common unitholder’s share of our losses, any decreases in the common unitholder’s share of our liabilities, and certain other items. The holding period of such common units will also include the period that holder held the converted Series B Preferred Units.

For a discussion of the tax treatment of the ownership and disposition of common units, including common units resulting from the conversion of Series B Preferred Units, not otherwise set forth in this prospectus supplement, see “Material Tax Consequences” in the accompanying base prospectus.

Tax-Exempt Organizations and Other Investors

Ownership of Series B Preferred Units by employee benefit plans and other tax-exempt organizations as well as by non-resident aliens, foreign corporations and other foreign persons (collectively, “Non-U.S. Holders”) raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. Prospective holders that are tax-exempt entities or Non-U.S. Holders should consult their tax advisors before investing in our Series B Preferred Units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income (“UBTI”). We will treat distributions on the Series B Preferred Units as guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain. Such payments may be treated as UBTI for federal income tax purposes and Andrews Kurth is unable to opine with respect to whether such payments constitute UBTI for federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning our Series B Preferred Units.

Non-U.S. Holders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends and guaranteed payments), unless exempted or further limited by an income tax treaty, and may be considered to be engaged in business in the United States because of their ownership of our Series B Preferred Units. Furthermore, they may also be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they may be required to file federal tax returns to report their share of our income, gain, loss or deduction (in the case of holders of common units) or their share of income from guaranteed payments (in the case of holders of Series B Preferred Units) and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. holder. Although the issue is not free from doubt, we will treat distributions to Non-U.S. Holders as effectively connected income. As such, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Holders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Holder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. If you are a non-resident alien, a foreign corporation or other foreign person, you should consult your tax advisor with respect to the consequences of owning our Series B Preferred Units.

In addition, if a foreign corporation that owns Series B Preferred Units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of holder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A Non-U.S. Holder who sells or otherwise disposes of a Series B Preferred Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that Series B Preferred Unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a Non U.S.-Holder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that holder’s gain would be effectively connected with that holder’s indirect U.S. trade or business. Apart from the ruling, a Non-U.S. Holder will not be taxed or subject to withholding upon the sale or disposition of a Series B Preferred Unit if he has owned 5% or less in value of the Series B Preferred Units during the five-year period ending on the date of the disposition and if the Series B Preferred Units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Reporting and Audit Procedures

We intend to furnish to each holder of Series B Preferred Units, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its preferred return for the preceding taxable year. Notwithstanding the rules described above under “— Tax Consequences of Unit Ownership — Basis of Series B Preferred Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive two Schedules K-1 if you hold common units and Series B Preferred Units due to administrative reporting limitations. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth can assure prospective holders of Series B Preferred Units that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Series B Preferred Units.

The IRS may audit our federal income tax information returns. Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. Adjustments resulting from an IRS audit may require partners (including holders of Series B Preferred Units) to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a partner’s return could result in adjustments not related to our returns as well as those related to our returns. Moreover, recently enacted legislation applicable to our tax years beginning after 2017 changes the audit procedures for large partnerships and in certain circumstances would permit the IRS to assess and collect taxes (including any applicable penalties and interest) resulting from partnership-level federal income tax audits directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our partners might be substantially reduced. Pursuant to this new legislation, we have designated our general partner to act as the partnership representative who shall have the sole authority to act on behalf of the partnership with respect to dealings with the IRS under these new audit procedures.

Current law requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our Partnership Agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of partners. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against partners for items in our returns. The Tax Matters Partner may bind a partner with less than a 1% profits interest in us to a settlement with the IRS unless that partner elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the partners are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any partner having at least a 1% interest in profits or by any group of partners having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each partner with an interest in the outcome may participate.

A partner must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a partner to substantial penalties.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

In general, these rules currently apply to payments of FDAP Income and will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, holders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our Series B Preferred Units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of Series B Preferred Units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Series B Preferred Units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Series B Preferred Units with the information furnished to us.

Accuracy Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of partners might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for partners to make adequate disclosure on their returns and to take other actions as may be appropriate to permit partners to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5.0 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. See “— Administrative Matters — Information Reporting and Audit Procedures.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, our partners will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which such partners reside. Although an analysis of those various taxes is not presented here, each prospective holder should consider their potential impact on his investment in us. Although a holder may not be required to file a return and pay taxes in some jurisdictions because his income from that jurisdiction falls below the filing and payment requirements, holders will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a partner who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular holder’s income tax liability to the jurisdiction, generally does not relieve a nonresident partner from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to partners for purposes of determining the amounts distributed by us. See “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder (including holders of Series B Preferred Units) to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective holder of Series B Preferred Units is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each holder of Series B Preferred Units to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Andrews Kurth has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

UNDERWRITING

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC will be acting as joint book-running managers. Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying base prospectus, each of the underwriters named below have severally agreed to purchase from us the respective number of Series B Preferred Units set forth opposite its name:

Underwriters	Number of Series B Preferred Units
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase the Series B Preferred Units offered hereby (other than those Series B Preferred Units covered by their option to purchase additional Series B Preferred Units as described below) depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series B Preferred Units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters will pay to us for the Series B Preferred Units.

	No Exercise	Full Exercise
Per Series B Preferred Unit	$	$
Total	$	$

The underwriters have advised us that they propose to offer the Series B Preferred Units directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $        per Series B Preferred Unit. Sales of Series B Preferred Units made outside of the United States may be made by affiliates of the underwriters.

Members of the Board of Directors of NuStar GP, LLC may purchase Series B Preferred Units directly from the underwriters.

The expenses of the offering that are payable by us are estimated to be $700,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Series B Preferred Units

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of              Series B Preferred Units at the public offering price less underwriting discounts and commissions. This option may

be exercised if the underwriters sell more than              Series B Preferred Units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Series B Preferred based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table above.

Lock-up Agreement

We and our general partner have agreed with the underwriters, subject to certain limited exceptions, not to sell or transfer any Series B Preferred Units or securities that are substantially similar to the Series B Preferred Units (collectively, the “Lock-up Securities”), for 45 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters. Specifically, we and our general partner have agreed, subject to certain limited exceptions, not to (i) offer for sale, sell, pledge, or otherwise dispose of any Lock-up Securities, or sell or grant options, rights or warrants with respect to any Lock-up Securities, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Series B Preferred Units, whether such transaction described in clause (i) or (ii) above is to be settled by delivery of Series B Preferred Units or such other securities, in cash or otherwise, (iii) file any registration statement with the SEC relating to the registration of any Lock-Up Securities, or (iv) publicly disclose an intention to effect any transaction specified in clause (i), (ii) or (iii) above. The restrictions in this paragraph do not apply to the issuance by us of Series B Preferred Units in connection with this offering.

The underwriters, in their sole discretion, may release any of the Lock-up Securities in whole or in part at any time with or without notice. The underwriters have no present intent or arrangement to release any of the Lock-up Securities. The release of any lock-up is considered on a case-by-case basis. Factors that will be considered in deciding whether to release Lock-up Securities may include the length of time before the lock-up period expires, the number of Lock-up Securities involved, the reason for the requested release, market conditions, the trading price of the Lock-up Securities and the historical trading volume of the Lock-up Securities.

Listing

The Series B Preferred Units are a new issue of securities with no established trading market. We intend to apply to list the Series B Preferred Units on the NYSE under the symbol “NSprB.” If the application is approved, trading of the Series B Preferred Units on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series B Preferred Units. The underwriters have advised us that they intend to make a market in the Series B Preferred Units before commencement of trading on the NYSE. They will have no obligation to make a market in the Series B Preferred Units, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for the Series B Preferred Units may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Series B Preferred Units could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Series B Preferred Units at the time and price desired will be limited.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series B Preferred Units, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of Series B Preferred Units in excess of the number of Series B Preferred Units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of Series B Preferred Units involved in the sales made by the underwriters in excess of the number of Series B Preferred Units they are obligated to purchase is not greater than the number of Series B Preferred Units that they may purchase by exercising their option to purchase additional Series B Preferred Units. In a naked short position, the number of Series B Preferred Units involved is greater than the number of Series B Preferred Units in their option to purchase additional Series B Preferred Units. The underwriters may close out any short position by either exercising their option to purchase additional Series B Preferred Units and/or purchasing Series B Preferred Units in the open market. In determining the source of Series B Preferred Units to close out the short position, the underwriters will consider, among other things, the price of Series B Preferred Units available for purchase in the open market as compared to the price at which they may purchase Series B Preferred Units through their option to purchase additional Series B Preferred Units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Series B Preferred Units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Syndicate covering transactions involve purchases of Series B Preferred Units in the open market after the initial distribution of the Series B Preferred Units has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Series B Preferred Units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series B Preferred Units or preventing or retarding a decline in the market price of the Series B Preferred Units. As a result, the price of the Series B Preferred Units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series B Preferred Units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Series B Preferred Units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus supplement and the accompanying base prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying base prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, Wells Fargo Securities, LLC one of the underwriters, is an affiliate of the calculation agent.

Direct Participation Plan Requirements

Because the Financial Industry Regulatory Authority, or FINRA, views the Series B Preferred Units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the Series B Preferred Units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

LEGAL MATTERS

The validity of the Series B Preferred Units offered in this prospectus supplement will be passed upon for us by Andrews Kurth Kenyon LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of NuStar Energy L.P. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

NuStar Energy has filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the Series B Preferred Units covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, NuStar Energy files annual, quarterly and other reports and other information with the SEC. You may read and copy any document NuStar Energy files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. NuStar Energy’s SEC filings are available on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by NuStar Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that are deemed furnished and not filed with the SEC on a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules prior to the termination of the offering under this prospectus supplement.

•	Annual Report on Form 10-K (File No. 001-16417) for the year ended December 31, 2016, filed on February 23, 2017;

•	Current Reports on Form 8-K (File No. 001-16417) filed on April 12, 2017 and April 18, 2017; and

•	the description of our Series A Preferred Units contained in our registration statement on Form 8-A (File No. 001-16417), filed on November 25, 2016.

Each of these documents is available from the SEC’s website and public reference rooms described above. Through our website at http://www.nustarenergy.com, you can access electronic copies of documents NuStar Energy files with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports. Information on NuStar Energy’s website is not incorporated by reference in this prospectus supplement. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, NuStar Energy L.P., at our principal executive office, which is: 19003 IH-10 West, San Antonio, Texas 78257; Telephone (210) 918-2000.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “could,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “preliminary,” “forecast,” “budget,” “project,” “potential” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and our Current Reports on Form 8-K. The risk factors and other factors noted in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus as well as some statements in periodic press releases and some oral statements made by our officers and our subsidiaries during presentations about us are “forward-looking” statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. You are cautioned not to place undue reliance on such forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such accompanying document and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based unless we are required by securities laws to do so.

PROSPECTUS

NUSTAR ENERGY L.P.

Common Units Representing Limited Partner Interests

Preferred Units Representing Limited Partner Interests

NUSTAR LOGISTICS, L.P.

Debt Securities

NuStar Energy L.P. may, in one or more offerings, offer and sell common and preferred units representing limited partner interests in NuStar Energy L.P. NuStar Energy L.P. common units are listed for trading on the New York Stock Exchange under the symbol “NS.”

NuStar Logistics, L.P. may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by NuStar Energy L.P. and NuStar Pipeline Operating Partnership L.P.

We will provide information in the related prospectus supplement for the trading market, if any, for any preferred units NuStar Energy L.P. may offer or debt securities NuStar Logistics, L.P. may offer.

We will offer the securities in amounts and at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities, and also may add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase our securities, please see “Risk Factors,” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2016.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

In this prospectus, references to “NuStar Energy,” “we,” “us” and “our” mean NuStar Energy L.P., one or more of our consolidated subsidiaries or all of them taken as a whole, unless otherwise noted. References to “NuStar Logistics” mean NuStar Logistics, L.P. References to “NuPOP” mean NuStar Pipeline Operating Partnership L.P.

ABOUT US

NuStar Energy is a publicly held Delaware limited partnership engaged in the transportation of petroleum products and anhydrous ammonia, the terminalling and storage of petroleum products and the marketing of petroleum products. We conduct substantially all of our business through our wholly owned operating subsidiaries, NuStar Logistics and NuPOP, and their respective subsidiaries.

Our operations are managed by NuStar GP, LLC, the general partner of Riverwalk Logistics, L.P., our general partner. NuStar GP, LLC is a wholly owned subsidiary of NuStar GP Holdings, LLC, a publicly traded limited liability company (NYSE: NSH).

Our principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and our telephone number is (210) 918-2000.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act of 1933”), regarding the securities offered hereby. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. NuStar Energy’s website is located at http://www.nustarenergy.com and NuStar Energy makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on NuStar Energy’s website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents filed by NuStar Energy that are listed below and any future filings made by NuStar Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Act of 1934”), excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold, prior to the termination of the offerings under this prospectus:

•	Registration Statement on Form 8-A (File No. 001-16417) filed on March 30, 2001;

•	Annual Report on Form 10-K (File No. 001-16417) for the year ended December 31, 2015, filed on February 25, 2016;

•	Quarterly Report on Form 10-Q (File No. 001-16417) for the quarter ended March 31, 2016, filed on May 5, 2016; and

•	Current Reports on Form 8-K (File No. 001-16417) filed on January 27, 2016, January 29, 2016, February 29, 2016 and March 1, 2016.

Each of these documents is available from the SEC’s website and public reference rooms described above. Through our website, http://www.nustarenergy.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, NuStar Energy L.P., at our principal executive office, which is: 19003 IH-10 West, San Antonio, Texas 78257; Telephone (210) 918-2000.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, in our quarterly reports on Form 10-Q and in our current reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “could,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “forecast,” “budget,” “project,” “potential” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any accompanying prospectus supplement or incorporated by reference herein or therein, including those described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any prospectus supplement. The risk factors and other factors noted in this prospectus, any accompanying prospectus supplement or incorporated by reference herein or therein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus or any accompanying prospectus supplement as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us are “forward-looking” statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. You are cautioned not to place undue reliance on such forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any accompanying prospectus supplement or document incorporated by reference, the date of such accompanying prospectus supplement or document and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Fiscal Years								Three Months Ended March 31, 2016
	2011		2012	2013	2014		2015
Ratio of earnings to fixed charges	3.1	x	*	**	2.5	x	3.1	x	2.6	x

*	For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $132.5 million. The deficiency included the effect of $271.8 million of impairment losses mainly resulting from the write-down of the carrying value of our long-lived assets related to our asphalt operations, including fixed assets, goodwill, intangible assets and other long-term assets.
**	For the year ended December 31, 2013, earnings were insufficient to cover fixed charges by $128.1 million. The deficiency included a goodwill impairment loss of $304.5 million related to the Statia terminals reporting unit.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized) and amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of pre-tax income from continuing operations (before adjustment for non-controlling interests and income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, NuStar Energy and NuStar Logistics expect to use the net proceeds from the sale of securities hereby for general partnership purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF NUSTAR ENERGY COMMON UNITS

Number of Common Units

As of May 31, 2016, we had 77,886,303 common units outstanding, of which 13,471,535 were held by affiliates of our general partner (including 2,989,990 common units held by William E. Greehey, the Chairman of NuStar GP, LLC, the general partner of our general partner). The common units represent an aggregate 98% limited partner interest in NuStar Energy and the general partner holds a 2% general partner interest in NuStar Energy.

Under the partnership agreement, there is no restriction on the ability of the general partner to cause us to issue common units or other partnership securities junior or senior to the common units.

Voting

Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group, except our general partner, owns beneficially 20% or more of all common units, the common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the partnership agreement.

Removal of our general partner requires:

•	a vote of not less than a majority of all outstanding common units, excluding the common units held by affiliates of our general partner; and

•	the election of a successor general partner by the holders of a majority of the outstanding common units, excluding the common units held by affiliates of our general partner.

Listing

Our outstanding common units are listed on The New York Stock Exchange (“NYSE”) under the symbol “NS.” Any additional common units we issue will also be listed on the NYSE.

Transfer Agent and Registrar

Our transfer agent and registrar for the common units is Computershare Trust Company, N.A.

DESCRIPTION OF NUSTAR ENERGY PREFERRED UNITS

The partnership agreement authorizes us to issue an unlimited number of additional partnership securities on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of the partnership agreement, we may issue additional partnership securities that have special voting rights to which our common units are not entitled. As of the date of this prospectus, we have no preferred units outstanding.

Should we offer preferred units under this prospectus, a prospectus supplement relating to the particular series of preferred units offered will include the specific terms of those preferred units, including, among other things, the following:

•	the designation, stated value and liquidation preference of the preferred units and the number of preferred units offered;

•	the initial public offering price at which the preferred units will be issued;

•	any conversion or exchange provisions of the preferred units;

•	any redemption or sinking fund provisions of the preferred units;

•	the distribution rights of the preferred units, if any;

•	a discussion of any additional material federal income tax considerations regarding the preferred units; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred units.

CASH DISTRIBUTIONS

Distributions of Available Cash

General

Within 45 days after the end of each quarter, NuStar Energy will distribute all of its available cash to its partners of record on the applicable record date.

Definition of Available Cash

Available cash is defined in NuStar Energy’s partnership agreement and generally means, with respect to any fiscal quarter, the sum of all cash and cash equivalents on hand at the end of such quarter, plus any working capital borrowings made subsequent to the end of such quarter, less the amount of any cash reserves that NuStar Energy’s general partner deems necessary or appropriate to:

•	provide for the proper conduct of NuStar Energy’s business, including reserves for future capital expenditures and anticipated credit needs;

•	comply with applicable law or any debt instrument or other agreement or obligation; or

•	provide funds for distributions with respect to any one or more of the next four fiscal quarters.

Intent to Distribute the Minimum Quarterly Distribution

NuStar Energy’s policy is, to the extent it has sufficient available cash from operating surplus, as defined below, to distribute to each common unit at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year. However, there is no guarantee that NuStar Energy will pay the minimum quarterly distribution on the common units in any quarter and NuStar Energy may be prohibited from making any distributions to unitholders if it would cause an event of default under the terms of NuStar Energy’s indebtedness.

Operating Surplus and Capital Surplus

General

Cash distributions are characterized as distributions from either operating surplus or capital surplus. NuStar Energy distributes available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus

Operating surplus is defined in NuStar Energy’s partnership agreement and generally means, with respect to any period ending prior to the dissolution of NuStar Energy:

•	$10 million plus all cash and cash equivalents on hand as of the close of business on April 16, 2001, the closing date of its initial public offering of its common units;

•	plus all cash receipts since April 16, 2001, other than from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity interests and debt securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets;

•	plus all cash receipts resulting from working capital borrowings after the end of such period but on or before the date of determination of the operating surplus for such period;

•	less all operating expenditures since April 16, 2001; and

•	less the amount of cash reserves that NuStar Energy’s general partner deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus

Capital surplus of NuStar Energy will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

To avoid the difficulty of trying to determine whether the available cash that NuStar Energy distributes is from operating surplus or from capital surplus, all available cash that NuStar Energy distributes on any date from any source is treated as a distribution of cash from operating surplus until the sum of all available cash theretofore distributed equals the operating surplus calculated as of the end of the fiscal quarter with respect to which such distribution is being made. Any remaining amounts of available cash distributed on such date will be treated as cash from capital surplus and will be distributed accordingly.

If at any time (i) a hypothetical holder of a common unit acquired on April 16, 2001 has received distributions of available cash from capital surplus in an aggregate amount equal to the $24.50 initial public offering price of the common units, and (ii) each common unit then outstanding has received an amount equal to any cumulative arrearage existing with respect to the common units, then the distinction between operating surplus and capital surplus will cease, and all subsequent distributions of available cash will be treated as distributions of cash from operating surplus and will be distributed accordingly. To date there have been no distributions from capital surplus, and NuStar Energy does not anticipate that there will be significant distributions from capital surplus in the future.

Distributions of Available Cash from Operating Surplus

NuStar Energy will make distributions of available cash from operating surplus as follows:

•	first, 98% to the common unitholders, pro rata, and 2% to the general partner, until NuStar Energy has distributed for each outstanding common unit an amount equal to the minimum quarterly distribution of $0.60 for that quarter;

•	second, 90% to all common unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to the general partner, until NuStar Energy has distributed with respect to each common unit then outstanding an amount equal to the excess of the first target distribution ($0.66 per common unit) over the minimum quarterly distribution; and

•	thereafter, 75% to all common unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to the general partner.

If the minimum quarterly distribution and the first target distribution have been reduced to zero under the terms of the partnership agreement, then any distribution of available cash from operating surplus will be made solely in accordance with the final bullet point above.

The minimum quarterly distribution and the first target distribution are subject to adjustment as described below in “—Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels.”

Distributions of Available Cash from Capital Surplus

How Distributions from Capital Surplus are Made

NuStar Energy makes distributions of available cash from capital surplus in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until a hypothetical holder of a common unit acquired on April 16, 2001 has received an aggregate amount equal to the $24.50 initial public offering price of the common units;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until there has been distributed with respect to each common unit then outstanding an amount equal to any cumulative arrearage existing with respect to the common units; and

•	thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

Effect of a Distribution from Capital Surplus

NuStar Energy’s partnership agreement treats a distribution of cash from capital surplus on a common unit as the repayment of the initial public offering price of such common unit, which is a return of capital. The initial public offering price less any distributions of cash from capital surplus per common unit is referred to as “unrecovered initial unit price” or “unrecovered capital.” Each time a distribution of cash from capital surplus is made on a common unit, the minimum quarterly distribution and the first target distribution for all common units will be reduced in the same proportion as the corresponding reduction in the unrecovered capital. Because distributions of cash from capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for NuStar Energy’s general partner to receive incentive distributions. However, any distribution by NuStar Energy of capital surplus before the unrecovered capital is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

If at any time NuStar Energy makes a distribution of cash from capital surplus in an amount equal to the then current unrecovered capital, the minimum quarterly distribution and the first target distribution will be reduced to zero. As a result, all future distributions will be made from operating surplus, with 75% being paid to all unitholders, pro rata, 23% to the general partner as the holder of incentive distribution rights, pro rata, and 2% to the general partner.

Incentive Distribution Rights

Incentive distribution rights are non-voting limited partner interests that were issued to NuStar Energy’s general partner in connection with the transfer of its general partnership interest in the operating partnership to NuStar Energy. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been achieved. The general partner as the holder of incentive distribution rights is paid in the manner described in “—Distributions of Available Cash from Operating Surplus” above.

Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels

NuStar Energy’s minimum quarterly distribution is $0.60 per unit, subject to adjustment. NuStar Energy’s first target distribution is $0.66 per unit, subject to adjustment. NuStar Energy has no other target distribution levels.

In addition to reductions of the minimum quarterly distribution and first target distribution level made upon a distribution of available cash from capital surplus, as described above, if NuStar Energy distributes units to its unitholders, combines its units into fewer units or subdivides its units into a greater number of units, NuStar Energy will proportionately adjust:

•	the minimum quarterly distribution;

•	the first target distribution level;

•	any common unit arrearage;

•	any cumulative common unit arrearage; and

•	the unrecovered capital.

For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, the first target distribution level, any common unit arrearage, any cumulative common unit arrearage and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes NuStar Energy or NuStar Logistics to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then NuStar Energy will reduce the then-applicable minimum quarterly distribution and the first target distribution level by multiplying the same by one minus the sum of (a) the highest marginal federal corporate (or other) income tax rate that could apply plus (b) any increase in the effective overall state and local income tax rates. For example, if NuStar Energy became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the first target distribution level would each be reduced to 65% of their previous levels.

Distributions of Cash Upon Liquidation

If NuStar Energy dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation, and the partner’s capital account balances will be adjusted to reflect any resulting gain or loss. NuStar Energy will first apply the proceeds of liquidation to the payment of its creditors (including partners) in the order of priority provided in the partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as adjusted. The manner of adjustment of capital accounts is set forth in NuStar Energy’s partnership agreement.

Manner of Adjustments for Gain

Upon its liquidation, NuStar Energy will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) in the following manner:

•	first, to each partner having a negative balance in its capital account, in the proportion that such negative balance bears to the total negative balances of all partners, until each partner has been allocated net gain equal to its negative balance;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit then outstanding is equal to the sum of:

•	the unrecovered capital with respect to such common unit;

•	the amount of any unpaid minimum quarterly distribution for the quarter during which the liquidation occurs; and

•	the amount of any cumulative arrearage existing with respect to the common units;

•	third, 90% to all common unitholders, pro rata, 8% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until the capital account for each common unit then outstanding is equal to the sum of:

•	the unrecovered capital with respect to each common unit;

•	the amount of any unpaid minimum quarterly distribution for the quarter during which the liquidation occurs;

•	the amount of any cumulative arrearage existing with respect to the common units; and

•	the excess of (a) the first target distribution less the minimum quarterly distribution for each quarter of the partnership’s existence, over (b) the cumulative per common unit amount of any distributions of available cash from operating surplus that were distributed 90% to all common unitholders, pro rata, 8% to the holders of incentive distribution rights, pro rata, and 2% to the general partner; and

•	thereafter, 75% to all common unitholders, pro rata, 23% to the holders of incentive distribution rights, pro rata, and 2% to the general partner.

Manner of Adjustments for Losses

Upon its liquidation, NuStar Energy will allocate any loss in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit has been reduced to zero; and

•	thereafter, 100% to the general partner.

Adjustments to Capital Accounts

In addition, interim adjustments to capital accounts will be made at the time NuStar Energy issues additional partnership interests or makes distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the partners in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in NuStar Energy, distributions of property by NuStar Energy, or upon NuStar Energy’s liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner’s capital account balances if no prior positive adjustments to the capital accounts had been made.

Distribution Stopper Pursuant to 7.625% Fixed-to-Floating Rate Subordinated Notes

On January 22, 2013, NuStar Logistics issued $402.5 million of 7.625% fixed-to-floating rate subordinated notes due January 15, 2043 (the “Subordinated Notes”). The Subordinated Notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and NuPOP.

In accordance with the terms of the notes, NuStar Logistics may elect to defer interest payments on the Subordinated Notes on one or more occasions for up to five consecutive years. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to the Subordinated Notes until paid. If NuStar Logistics elects to defer interest payments, NuStar Energy cannot declare or make cash distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, its equity securities, including its common units, during the period interest is deferred.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the NuStar Energy partnership agreement and is qualified by reference to NuStar Energy’s partnership agreement, which is included as an exhibit to the registration statement of which this prospectus constitutes a part.

Organization and Duration

NuStar Energy was organized in December 1999 and will continue until dissolved under the terms of its partnership agreement.

Purpose

NuStar Energy’s stated purposes under its partnership agreement are to serve as a partner of its operating partnerships and to engage in any business activities that may be engaged in by its operating partnerships or that are approved by the general partner, provided that the general partner must reasonably determine that such activity generates or enhances the operations of an activity that generates “qualifying income,” as this term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

NuStar Energy’s general partner is authorized in general to perform all acts deemed necessary to carry out NuStar Energy’s purposes and to conduct NuStar Energy’s business.

Power of Attorney

Each limited partner, and each person who acquires a limited partner interest and executes and delivers a transfer application, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of NuStar Energy. The power of attorney also grants the general partner and the liquidator the authority to amend the partnership agreement, and to make consents and waivers under the partnership agreement.

Capital Contributions

NuStar Energy’s unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of NuStar Energy’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware law”), and that the limited partner otherwise acts in conformity with the provisions of NuStar Energy’s partnership agreement, such limited partner’s liability under the Delaware law will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to NuStar Energy for such limited partner’s units plus such limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the NuStar Energy limited partners as a group:

•	to remove or replace the general partner;

•	to approve certain amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of NuStar Energy’s business for the purposes of the Delaware law, then the limited partners could be held personally liable for NuStar Energy’s obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with NuStar Energy who reasonably believe that the limited partner is a general partner.

Neither NuStar Energy’s partnership agreement nor the Delaware law specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware law, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware law provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware law provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware law shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner and that could not be ascertained from the partnership agreement.

NuStar Energy’s operating subsidiaries conduct business or own assets in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom. Maintenance of NuStar Energy’s limited liability as a limited partner or member, respectively, of its operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiary conducts business. Limitations on the liability of limited partners or members for the obligations of a limited partner or member have not been clearly established in many jurisdictions. If it were determined that NuStar Energy was, by virtue of NuStar Energy’s ownership interest in the operating subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace NuStar Energy’s general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of NuStar Energy’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for NuStar Energy’s obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. NuStar Energy will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

NuStar Energy’s partnership agreement authorizes NuStar Energy to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners.

It is possible that NuStar Energy will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units NuStar Energy issues will be entitled to share equally with the then-existing holders of common units in NuStar Energy’s distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in NuStar Energy’s net assets.

There are no restrictions under the partnership agreement on the ability of the general partner to issue partnership securities, including partnership securities junior or senior to the common units.

In accordance with Delaware law and the provisions of the partnership agreement, NuStar Energy may also issue additional partnership securities that, in the sole discretion of the general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, the general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in NuStar Energy. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that NuStar Energy issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to the partnership agreement may be proposed only by or with the consent of the general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the common units.

We refer to the voting provision described above as a “unit majority.”

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NuStar Energy to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion;

•	change the term of NuStar Energy;

•	provide that NuStar Energy is not dissolved upon an election to dissolve NuStar Energy by the general partner that is approved by the holders of a majority of the outstanding common units; or

•	give any person the right to dissolve NuStar Energy, other than the general partner’s right to dissolve NuStar Energy with the approval of the holders of a majority of the outstanding common units.

The provision of the partnership agreement preventing the amendments having the effects described in the five bullets above can be amended upon the approval of the holders of at least 90% of the outstanding common units voting together as a single class.

No Unitholder Approval

The general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in the name of NuStar Energy, the location of the principal place of business of NuStar Energy, the registered agent or the registered office of NuStar Energy;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•	a change that, in the sole discretion of the general partner, is necessary or advisable to qualify or continue the qualification of NuStar Energy as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither NuStar Energy nor NuStar Logistics will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of counsel to NuStar Energy, to prevent NuStar Energy, the general partner, NuStar GP, LLC, or any of the directors, officers, agents or trustees of NuStar GP, LLC from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the general partner is necessary or advisable for the authorization of additional partnership securities;

•	any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•	any amendment that, in the discretion of the general partner, is necessary or advisable for the formation by NuStar Energy of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

•	a change in the fiscal year or taxable year of NuStar Energy and related changes; and

•	any other amendments substantially similar to any of the matters described above.

In addition, the general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the general partner deems to be in the best interests of NuStar Energy and the limited partners;

•	are necessary or advisable for any action taken by the general partner relating to splits or combinations of common units under the provisions of the partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or that are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in NuStar Energy being treated as an entity for federal income tax purposes if one of the amendments described above under “—Amendment of the Partnership Agreement” should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the common units unless NuStar Energy obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in NuStar Energy or cause NuStar Energy or its operating subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of the outstanding units constituting not less than the voting requirement sought to be reduced.

Merger/Consolidation

A merger or consolidation of NuStar Energy requires the prior approval of NuStar Energy’s general partner. The general partner must also approve the merger agreement, which must include certain information as set forth in NuStar Energy’s partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of NuStar Energy’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote or consent of the holders of a unit majority (unless the affirmative vote of the holders of a greater percentage is required under the merger agreement or Delaware law). Under the partnership agreement, a unit majority consists of at least a majority of the outstanding common units.

Disposal of Assets

Except in connection with a dissolution and liquidation of the partnership or a duly approved merger, NuStar Energy’s general partner may not (a) sell, exchange or otherwise dispose of all or substantially all of NuStar Energy’s assets in a single transaction or a series of related transactions, or (b) approve on behalf of the partnership the sale, exchange or other disposition of all or substantially all of the assets of the partnership without the approval of the holders of a unit majority. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership without the approval of the unitholders. In addition, the general partner may sell any or all of the assets of the partnership in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of the unitholders.

Termination and Dissolution

NuStar Energy will continue in existence as a limited partnership until terminated in accordance with its partnership agreement. NuStar Energy will dissolve upon:

•	the election of the general partner to dissolve NuStar Energy, if approved by the holders of common units representing a unit majority;

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of NuStar Energy;

•	the entry of a decree of judicial dissolution of NuStar Energy; or

•	the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of common units representing a unit majority may also elect, within specific time limitations, to reconstitute NuStar Energy and continue its business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of common units representing a unit majority, subject to receipt by NuStar Energy of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither NuStar Energy, the reconstituted limited partnership, nor any operating subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon its dissolution, unless NuStar Energy is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up NuStar Energy’s affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate NuStar Energy’s assets and apply the proceeds of the liquidation as provided in “Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of NuStar Energy’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

NuStar Energy’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. In addition, the partnership agreement permits the general partner to sell or otherwise transfer all of its general partner interest in NuStar Energy without the approval of the unitholders. Please read “—Transfer of General Partner Interests.”

Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer of all or a part of its general partner interest in NuStar Energy, the holders of common units representing a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, NuStar Energy will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue the business of NuStar Energy and to appoint a successor general partner. Please read “—Termination and Dissolution.”

If the general partner withdraws under circumstances where such withdrawal does not violate the partnership agreement, and a successor general partner is elected under the terms of the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests and incentive distribution rights for cash. If the general partner withdraws under circumstances where such withdrawal does violate the partnership agreement, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner. If such general partner interests and incentive distribution rights are not purchased by the successor general partner, they will be converted into common units.

The general partner may not be removed unless that removal is approved by the vote of the holders of not less than a majority of the outstanding common units, and NuStar Energy receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.

If the general partner is removed under circumstances where cause does not exist, and a successor general partner is elected under the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests and incentive distribution rights for cash. If the general partner is removed under circumstances where cause does exist, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner. If the general partner interests and incentive distribution rights are not purchased by the successor general partner, they will be converted into common units.

“Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as the general partner.

Withdrawal or removal of the general partner of NuStar Energy also constitutes withdrawal or removal of the general partner of NuStar Logistics.

In addition, NuStar Energy will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner for the benefit of NuStar Energy.

Transfer of General Partner Interests

NuStar Energy’s general partner may transfer all or any part of its general partner interest in NuStar Energy without unitholder approval.

No transfer by NuStar Energy’s general partner of all or any part of its general partner interest is permitted unless (a) the transferee agrees to assume the rights and duties of the general partner and be bound by the partnership agreement and (b) the partnership receives an opinion of counsel regarding limited liability and tax matters.

Change of Management Provisions

NuStar Energy’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management, including the following:

•	any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner and its affiliates, cannot be voted on any matter; and

•	the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about the partnership’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Limited Call Right

If at any time NuStar Energy’s general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right (which right it may assign and transfer to the partnership or any affiliate of the general partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests to be purchased by the general partner will be selected by the general partner, and the general partner must mail notice of its election to purchase the interests to the holders of such interests at least 10 but not more than 60 days prior to the purchase date. The purchase price in the event of a purchase under these provisions would be the greater of (a) the current market price (as defined in the partnership agreement) of the limited partner interests of that class as of the date three days prior to the date the general partner mails notice of its election to purchase the interests and (b) the highest price paid by the general partner or any of its affiliates for any limited partner interest of that class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the interests.

Meetings; Voting

Special meetings of NuStar Energy’s limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed. The general partner must send notice of any meeting to the limited partners, and a meeting may not be held less than 10 days nor more than 60 days after the mailing of the notice. For the purpose of determining the limited partners entitled to notice of, and to vote at, a meeting of the limited partners (or to give written approvals without a meeting as described below), the general partner will set a record date, which may not be less than 10 nor more than 60 days before the date of the meeting (or the date by which the limited partners are requested to submit written approvals). Only record holders of limited partner interests on such record date are entitled to notice of, and to vote at, a meeting of the limited partners (or to vote on any action to be taken without a meeting).

If authorized by the general partner, any action that may be taken at a meeting of limited partners may be taken without a meeting by obtaining approval in writing of the necessary percentage of the limited partners that would be required to authorize or take the action at a meeting of the limited partners.

Each record holder of a limited partner interest has a vote according to his percentage interest in the partnership. Limited partner interests held for a person’s account by another person (such as a broker, dealer, or bank), in whose name such limited partner interests are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding limited partner interests entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the partnership agreement, in which case the act of the limited partners holding such greater or different percentage of the outstanding limited partner interests will be required.

NuStar Energy unitholders have no right to elect NuStar Energy’s general partner on an annual or other continuing basis. NuStar Energy’s partnership agreement explicitly authorizes the general partner to issue partnership securities having special or superior voting rights without the consent of the limited partners.

Transfer of Units and Status as a Limited Partner or Assignee

No transfer of NuStar Energy limited partner interests will be recognized by the partnership unless certificate(s) representing those limited partnership interests are surrendered and such certificates are accompanied by a duly executed transfer application. Each transferee of NuStar Energy limited partner interests must execute a transfer application whereby the transferee, among other things, requests admission as a substituted limited partner, makes certain representations, executes and agrees to comply with and be bound by the partnership agreement, and gives the consents and approvals and makes the waivers contained in the partnership agreement. Transferees may hold units in nominee accounts.

Once a transferee has executed and delivered a transfer application in accordance with the partnership agreement, the transferee becomes an assignee. An assignee becomes a limited partner upon the consent of the general partner and the recordation of the name of the assignee on NuStar Energy’s books and records. Such consent may be withheld in the sole discretion of the general partner. An assignee, pending its admission as a substituted limited partner, is entitled to an interest in NuStar Energy equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. NuStar Energy’s general partner will vote and exercise, at the written direction of the assignee, other powers attributable to limited partner interests owned by an assignee who has not become a substituted limited partner.

Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of limited partner interests and will not receive distributions, federal income tax allocations or reports furnished to record holders of limited partner interests. The only right such transferees will have is the right to admission as a substituted limited partner upon execution of a transfer application, subject to the approval of the general partner. A nominee or broker who has executed a transfer application with respect to limited partner interests held in street name or nominee accounts will receive distributions and reports pertaining to such limited partner interests.

Non-Citizen Assignees; Redemption

If NuStar Energy is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that NuStar Energy has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, NuStar Energy may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon NuStar Energy’s liquidation.

Indemnification

Under the partnership agreement, in most circumstances, NuStar Energy will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the general partner;

•	any departing general partner;

•	any person who is or was an affiliate of the general partner or any departing general partner;

•	any person who is or was a partner, officer, director, employee, agent, or trustee of the general partner, NuStar GP, LLC, or departing general partner or any affiliate of the general partner, NuStar GP, LLC, or departing general partner; or

•	any person who is or was serving at the request of the general partner or departing general partner or any affiliate of the general partner or departing general partner as an officer, director, employee, member, partner, agent, or trustee of another person.

Any indemnification under these provisions will only be out of NuStar Energy’s assets. Unless it otherwise agrees in its sole discretion, the general partner shall not be personally liable for any of NuStar Energy’s indemnification obligations, nor have any obligation to contribute or loan funds or assets to NuStar Energy to enable NuStar Energy to effectuate indemnification. NuStar Energy is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether NuStar Energy would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

The general partner is required to keep appropriate books of NuStar Energy’s business at NuStar Energy’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, NuStar Energy’s fiscal year is the calendar year.

NuStar Energy will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its registered public accounting firm. Except for its fourth quarter, NuStar Energy will also furnish or make available summary financial information within 90 days after the close of each quarter.

NuStar Energy will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. NuStar Energy’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying it with specific information. Every unitholder will receive information to assist such unitholder in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies NuStar Energy with information.

Right to Inspect NuStar Energy’s Books and Records

The partnership agreement provides that a limited partner can, for a purpose reasonably related to such limited partner’s interest as a limited partner, upon reasonable demand and at its own expense, have furnished to it:

•	a current list of the name and last known address of each partner;

•	a copy of NuStar Energy’s tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of NuStar Energy’s business and financial condition; and

•	any other information regarding NuStar Energy’s affairs as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in NuStar Energy’s best interests or which NuStar Energy is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the partnership agreement, NuStar Energy has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units or other partnership securities proposed to be sold by the general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Riverwalk Logistics, L.P. as the general partner of NuStar Energy. NuStar Energy is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

Riverwalk Logistics, L.P. (“Riverwalk Logistics”), the general partner of NuStar Energy, has a legal duty to manage NuStar Energy in a manner beneficial to NuStar Energy’s unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary” duty. However, because Riverwalk Logistics is indirectly owned by NuStar GP Holdings, LLC (“NuStar GP Holdings”), the officers and directors of Riverwalk Logistics’ general partner, NuStar GP, LLC, also have fiduciary duties to manage the business of Riverwalk Logistics in a manner beneficial to NuStar GP Holdings and its public unitholders. As a result of this relationship, conflicts of interest may arise between NuStar Energy’s general partner and its affiliates, including NuStar GP Holdings’ public unitholders, on the one hand, and NuStar Energy and its limited partners, including the public unitholders, on the other hand.

NuStar Energy’s partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to NuStar Energy in resolving conflicts of interest. In effect, these provisions limit the general partner’s fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between the general partner or its affiliates, on the one hand, and NuStar Energy or any other partner, on the other hand, the general partner will resolve that conflict.

Resolution of Conflicts of Interest

The general partner will not be in breach of its obligations under the partnership agreement or its duties to NuStar Energy or the unitholders if the resolution of the conflict is considered to be fair and reasonable to NuStar Energy. Any resolution is considered to be fair and reasonable to NuStar Energy if that resolution is:

•	approved by a conflicts committee consisting of three independent directors of NuStar GP, LLC, although no party is obligated to seek approval and the general partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to NuStar Energy than those generally being provided to or available from unrelated third parties; or

•	fair to NuStar Energy, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to NuStar Energy.

In resolving a conflict, the general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

•	the relative interests of the parties involved in the conflict or affected by the action;

•	any customary or accepted industry practices or historical dealings with a particular person or entity; and

•	generally accepted accounting principles and other factors it considers relevant, if applicable.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by the general partner may affect the amount of cash available for distribution to unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of the general partner regarding:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, decrease or increase of reserves in any quarter.

In addition, borrowings by NuStar Energy do not constitute a breach of any duty owed by the general partner to the unitholders, including borrowings that have the purpose or effect of enabling the general partner to receive distributions or the incentive distribution rights.

The partnership agreement provides that NuStar Energy may borrow funds from the general partner and its affiliates. The general partner and its affiliates may not borrow funds from NuStar Energy.

We rely on the employees of our affiliates.

We do not have any officers and rely primarily on officers of NuStar GP, LLC and officers and employees of our subsidiary, NuStar Services Company LLC (“NuStar Services Company”), and their respective affiliates. Affiliates of the general partner may conduct businesses and activities of their own in which we have no economic interest. In the future, if these separate activities were significantly greater than our activities, there could be material competition for the time and effort of the officers who provide services to NuStar GP, LLC, NuStar Services Company and their respective affiliates.

We are required to reimburse NuStar GP, LLC for expenses and costs incurred on our behalf.

Under the partnership agreement, we are required to reimburse NuStar Energy’s general partner and its affiliates for costs incurred on behalf of NuStar Energy. The partnership agreement provides that the general partner will determine the expenses that are allocable to it in any reasonable manner determined by the general partner in its sole discretion.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to all or particular assets of NuStar Energy, and not against the general partner or its assets. The partnership agreement provides that any action taken by the general partner to limit its liability is not a breach of the general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Unitholders will have no right to enforce obligations of the general partner and its affiliates under agreements with NuStar Energy.

Any agreements between NuStar Energy, on the one hand, and the general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from NuStar Energy, the right to enforce the obligations of the general partner and its affiliates in favor of NuStar Energy. Therefore, the general partner, in its capacity as the general partner of NuStar Energy, will be primarily responsible for enforcing these obligations.

Contracts between NuStar Energy, on the one hand, and the general partner and its affiliates, on the other, are not the result of arm’s-length negotiations.

Neither the NuStar Energy partnership agreement nor any of the other agreements, contracts and arrangements between NuStar Energy, on the one hand, and the general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Limited partner interests are subject to the general partner’s limited call right.

The general partner may exercise its right to call and purchase any class of limited partner interests as provided in NuStar Energy’s partnership agreement or assign this right to one of its affiliates or to us. The general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a consequence, a limited partner may have its limited partner interests purchased from it at an undesirable time or price.

NuStar GP Holdings may compete with NuStar Energy.

NuStar Energy entered into a Non-Compete Agreement with NuStar GP Holdings on July 19, 2006. Under the Non-Compete Agreement, NuStar GP Holdings has a right of first refusal with respect to the potential acquisition of general partner interests and other equity securities in publicly traded partnerships under common ownership with the general partner interest. NuStar Energy has a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. With respect to any other business opportunities, neither NuStar Energy nor NuStar GP Holdings are prohibited from engaging in any business, even if NuStar Energy and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.

Fiduciary duties owed to unitholders by the general partner are prescribed by law and NuStar Energy’s partnership agreement.

The general partner is accountable to NuStar Energy and its unitholders as a fiduciary. These limited fiduciary duties are very different from the more familiar duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

Fiduciary Duties

Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, generally requires a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, generally prohibits a general partner from taking any action or engaging in any transaction where a conflict of interest is present. The Delaware law generally provides that a limited partner may institute legal action on a partnership’s behalf to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.

Fiduciary standards may be modified by the NuStar Energy partnership agreement. NuStar Energy’s partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the general partner. The following is a summary of the material restrictions of the fiduciary duties owed by the general partner to the limited partners:

The partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits the general partner to make a number of decisions in its “sole discretion,” such as:

•	the incurrence of indebtedness;

•	the acquisition or disposition of assets, except for the disposition of all of the assets of the partnership which requires unitholder approval;

•	the negotiation of any contracts;

•	the disposition of partnership cash; and

•	the purchase or disposition of partnership securities, other than issuance of securities senior to the common units.

Sole discretion entitles the general partner to consider only the interests and factors that it desires and it does not have a duty or obligation to give any consideration to any interest of, or factors affecting, NuStar Energy, its affiliates or any limited partner, including the public unitholders. Other provisions of NuStar Energy’s partnership agreement provide that the general partner’s actions must be carried out in its reasonable discretion.

The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be “fair and reasonable” to NuStar Energy under the factors previously set forth. In determining whether a transaction or resolution is “fair and reasonable” the general partner may consider interests of all parties involved, including its own. Unless the general partner has acted in bad faith, the action taken by the general partner will not constitute a breach of its fiduciary duty.

In addition to the other more specific provisions limiting the obligations of the general partner, the partnership agreement further provides that the general partner and the officers and directors of NuStar GP, LLC will not be liable for monetary damages to NuStar Energy, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and those other persons acted in good faith.

NuStar Energy is required to indemnify the general partner and NuStar GP, LLC and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partner and NuStar GP, LLC or these other persons. This indemnification is required if the general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of NuStar Energy. Indemnification is required for criminal proceedings if the general partner and NuStar GP, LLC or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, the general partner and NuStar GP, LLC could be indemnified for their negligent acts if they met these requirements concerning good faith and the best interests of NuStar Energy.

DESCRIPTION OF NUSTAR LOGISTICS DEBT SECURITIES

The following description sets forth the general terms and provisions that apply to the debt securities that may be offered by NuStar Logistics. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

The NuStar Logistics debt securities will be either senior debt securities or subordinated debt securities of NuStar Logistics. All debt securities will be unsecured. The NuStar Logistics senior debt securities will have the same rank as all of NuStar Logistics’ and NuPOP’s other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under “Provisions Only in the NuStar Logistics Subordinated Indenture—Subordinated Debt Securities Subordinated to Senior Debt” below.

If NuStar Logistics offers senior debt securities, it will issue them under the senior indenture among NuStar Logistics, NuStar Energy, as guarantor, and Wells Fargo Bank, National Association (as successor-in-interest to The Bank of New York), as trustee (the “Trustee”), dated as of July 15, 2002, as supplemented by a supplemental indenture. If NuStar Logistics offers subordinated debt securities, it will issue them under the subordinated indenture among NuStar Logistics, NuStar Energy, as guarantor, and the Trustee, dated as of January 22, 2013, as supplemented by a supplemental indenture. The senior indenture and the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

Neither indenture limits the aggregate principal amount of debt securities that NuStar Logistics may issue under that indenture. The debt securities may be issued in one or more series as NuStar Logistics may authorize from time to time. You should read the indentures for provisions that may be important to you because the indentures, and not this description, govern your rights as a holder of debt securities.

Guarantees

NuStar Logistics’ payment obligations under any series of debt securities will be fully and unconditionally guaranteed by NuStar Energy and NuPOP, jointly and severally. Each of NuStar Energy and NuPOP will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantees by NuStar Energy and NuPOP.

Pursuant to the guarantees, each of NuStar Energy and NuPOP will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The guarantees will be enforceable against each of NuStar Energy and NuPOP without any need to first enforce any debt securities against NuStar Logistics.

The guarantees of the senior debt securities:

•	will be the unsecured and unsubordinated general obligations of NuStar Energy and NuPOP; and

•	will rank on a parity with all of the other unsecured and unsubordinated indebtedness of NuStar Energy and NuPOP.

If a series of subordinated debt securities is guaranteed by NuStar Energy and NuPOP, then the guarantees will be subordinated to the senior debt of NuStar Energy and NuPOP, respectively, to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of NuStar Logistics.

Specific Terms of Each Series of NuStar Logistics Debt Securities in the Prospectus Supplement

NuStar Logistics will prepare a prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered, which will include specific terms relating to such debt securities. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	whether the debt securities are senior or subordinated debt securities;

•	the currency or currencies in which principal and interest will be paid, if not U.S. dollars;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right NuStar Logistics may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate NuStar Logistics to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated indenture; and

•	any other terms of the debt securities.

Provisions Only in the NuStar Logistics Senior Indenture

Summary

The NuStar Logistics senior debt securities will rank equally in right of payment with all other senior and unsubordinated debt of NuStar Logistics and NuPOP and senior in right of payment to any subordinated debt (including the subordinated debt securities) of NuStar Logistics and NuPOP. The senior indenture contains restrictive covenants, including provisions that:

•	limit the ability of NuStar Logistics to put liens on any of its property or assets; and

•	limit the ability of NuStar Logistics to sell and lease back its principal assets.

Subordinated debt securities issued by NuStar Logistics under the subordinated indenture may or may not be subject to similar provisions, as will be specified in the applicable prospectus supplement. NuStar Logistics has described below these provisions and some of the defined terms used in them.

Limitation on Liens

The senior indenture provides that NuStar Logistics will not, nor will it permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of its debt or debt of any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

This restriction does not apply to:

(1)	Permitted Liens, as defined below;

(2)	any lien upon any property or assets of NuStar Logistics or any subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an “after-acquired property” clause or similar term or provided for pursuant to agreements existing on such date;

(3)	any lien upon any property or assets created at the time of acquisition of such property or assets by NuStar Logistics or any subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(4)	any lien upon any property or assets existing thereon at the time of the acquisition thereof by NuStar Logistics or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

(5)	any lien upon any property or assets of a person existing thereon at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a subsidiary;

(6)	any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for any such purpose;

(7)	any lien imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which NuStar Logistics or the applicable subsidiary has not exhausted its appellate rights;

(8)	any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument creating a lien upon such property or assets permitted by clauses (1) through (7) above;

(9)	any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8), inclusive, above; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement lien shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

(10)	any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of NuStar Logistics or any subsidiary.

Notwithstanding the foregoing, NuStar Logistics may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure its debt or debt of any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions, as defined below (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

“Permitted Liens” means:

•	Liens upon rights-of-way for pipeline purposes created by a person other than NuStar Logistics;

•	any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

•	the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

•	any lien of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by NuStar Logistics or any subsidiary;

•	any lien of, or to secure the performance of, leases, other than capital leases;

•	any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	any lien upon property or assets acquired or sold by NuStar Logistics or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

•	any lien incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•	any lien in favor of NuStar Logistics or any subsidiary;

•	any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by NuStar Logistics or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

•	any lien securing industrial development, pollution control or similar revenue bonds;

•	any lien securing debt of NuStar Logistics or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such “substantial concurrence,” taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by NuStar Logistics or any subsidiary in connection therewith;

•	any lien in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

•	any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom:

•	all current liabilities, excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt, and

•	the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as set forth on the consolidated balance sheet of NuStar Energy for its most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

Restrictions on Sale-Leasebacks

The NuStar Logistics senior indenture provides that NuStar Logistics will not, and will not permit any subsidiary to, engage in the sale or transfer by NuStar Logistics or any subsidiary of any property or assets to a person (other than NuStar Logistics or a subsidiary) and the taking back by NuStar Logistics or any subsidiary, as the case may be, of a lease of such property or assets (a “Sale-Leaseback Transaction”), unless:

(1)	the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

(2)	the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3)	NuStar Logistics or such subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities issued under the senior indenture; or

(4)	NuStar Logistics or such subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of NuStar Logistics, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of NuStar Logistics or its subsidiaries.

Notwithstanding the foregoing, NuStar Logistics may, and may permit any of its subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, above; provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt other than the senior debt securities secured by liens upon any property or assets of NuStar Logistics or its subsidiaries not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

“Pari Passu Debt” means any debt of NuStar Logistics, whether outstanding on the date any senior debt securities are issued under the senior indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the senior debt securities.

Provisions Only in the NuStar Logistics Subordinated Indenture

Subordinated Debt Securities Subordinated to Senior Debt

The subordinated debt securities will rank junior in right of payment to all of the Senior Debt of NuStar Logistics and NuPOP. “Senior Debt” is generally defined to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by NuStar Logistics and NuPOP, as applicable, that are not expressly subordinate or junior in right of payment to any other indebtedness of NuStar Logistics or NuPOP.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that NuStar Logistics fails to pay when due any amounts on any Senior Debt and in other instances specified in the subordinated indenture.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Debt that NuStar Logistics may incur.

Consolidation, Merger or Asset Sale

Pursuant to each of the indentures, NuStar Logistics may not consolidate with or merge into any other entity or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any entity, unless:

•	(a) in the case of a merger, NuStar Logistics is the surviving entity, or (b) the entity formed by such consolidation or into which NuStar Logistics is merged or the entity which acquires by sale or transfer, or which leases, NuStar Logistics’ properties and assets as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the applicable indenture and the performance or observance of every covenant of the applicable indenture on the part of NuStar Logistics to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

•	the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

•	NuStar Logistics has delivered to the Trustee under the applicable indenture an officers’ certificate and an opinion of counsel regarding compliance with the terms of the applicable indenture.

Modification of Indentures

NuStar Logistics may modify or amend each indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of the holders of each outstanding debt security affected, however, generally no modification may:

•	change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

•	reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

•	change the redemption date for any debt security;

•	reduce the principal amount of an original issue discount debt security payable upon acceleration of maturity;

•	change the place of payment where any debt security or any premium or interest on any debt security is payable;

•	change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•	modify the provisions of the applicable indenture in a manner adversely affecting any right to convert or exchange any debt security into another security;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the applicable indenture, to waive compliance with certain provisions of the applicable indenture or to waive certain defaults and their consequences; or

•	modify any of the above provisions.

NuStar Logistics may modify or amend each indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to provide for the assumption of obligations of NuStar Logistics under such indenture and the debt securities issued thereunder by a successor;

•	to provide for the assumption of NuStar Energy’s guarantee under such indenture by a successor;

•	to add covenants and events of default or to surrender any rights NuStar Logistics has under such indenture;

•	to secure the senior debt securities as described above under “Provisions Only in the NuStar Logistics Senior Indenture—Limitation on Liens;”

•	to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

•	to supplement such indenture in order to establish a new series of debt securities under such indenture;

•	to provide for successor trustees;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for uncertificated securities in addition to certificated securities;

•	to supplement any provision of such indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities issued thereunder so long as that action does not adversely affect the interests of the holders of any outstanding debt securities issued thereunder;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities issued thereunder may be listed or traded; and

•	to qualify such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act of 1939”).

The holders of a majority in principal amount of the outstanding debt securities of any series issued under either of the indentures may waive past defaults, with respect to such series, under such indenture. The holders of a majority in principal amount of the outstanding debt securities of all affected series issued under either of the indentures (voting as one class) may waive compliance by NuStar Logistics with its covenants with respect to the debt securities of those series. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Events of Default and Remedies

“Event of Default” when used in each indenture, means any of the following with respect to debt securities of any series:

•	failure to pay interest on any debt security of that series for 30 days;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to perform any other covenant or warranty in such indenture (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this event of default section specifically dealt with or which has expressly been included in the applicable indenture solely for the benefit of a series of debt securities other than that series) that continues for 60 days after written notice is given to NuStar Logistics by the Trustee or to NuStar Logistics and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” under the applicable indenture;

•	failure to pay any indebtedness of NuStar Logistics for borrowed money in excess of $25 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to NuStar Logistics by the Trustee or to NuStar Logistics and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” under the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization of NuStar Logistics; or

•	any other Event of Default with respect to debt securities of that series included in such indenture or supplemental indenture.

The subordination provisions of the subordinated indenture do not affect the obligation of NuStar Logistics, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, such subordination provisions do not prevent the occurrence of any default under the subordinated indenture.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under either indenture. The Trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of (or, if any of the debt securities of that series are original issue discount debt securities, the portion of the principal specified in the terms of those securities), and accrued but unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding notes shall be due and payable immediately without further action or notice.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities.

Registration of Debt Securities

NuStar Logistics may issue debt securities of a series in registered, bearer, coupon or global form.

Minimum Denominations

Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner of NuStar Logistics and its directors, officers, employees and stockholders (in their capacity as such) will not have any liability for NuStar Logistics’ obligations under the indentures or the debt securities. In addition, NuStar GP, LLC, the general partner of NuStar Energy’s general partner, and the directors, officers, employees and members of NuStar GP, LLC will not have any liability for NuStar Energy’s or NuPOP’s obligations as a guarantor under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by NuStar Logistics and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by NuStar Logistics for such purposes, without the payment of any service charge except for any tax or governmental charge.

Form, Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent NuStar Logistics designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. NuStar Logistics will not charge a service charge for any registration of transfer or exchange of the debt securities. NuStar Logistics may, however, require the payment of any tax or other governmental charge payable for that registration.

NuStar Logistics will appoint the Trustee under each indenture as security registrar for the debt securities issued under that indenture. NuStar Logistics is required to maintain an office or agency for transfers and exchanges in each place of payment. NuStar Logistics may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, NuStar Logistics will not be required:

•	to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

•	to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security NuStar Logistics is redeeming in part.

Discharging NuStar Logistics’ Obligations

NuStar Logistics may choose to either discharge its obligations on the debt securities of any series in a legal defeasance, or to release itself from its covenant restrictions on the debt securities of any series in a covenant defeasance. NuStar Logistics may do so at any time on the 91st day after it deposits with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If NuStar Logistics chooses the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

NuStar Logistics may discharge its obligations under the indentures or release itself from covenant restrictions only if it meets certain requirements. Among other things, NuStar Logistics must deliver to the Trustee an opinion of its legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service (the “IRS”) or change in federal income tax law. NuStar Logistics may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of its agreements. The discharge may not result in NuStar Logistics becoming an investment company in violation of the Investment Company Act of 1940.

The Trustee

Resignation or Removal of Trustee

Under provisions of the indentures and the Trust Indenture Act of 1939 governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the Trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the Trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. NuStar Logistics may appoint a separate trustee for any series of debt securities. The term “trustee” refers to the Trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

Limitations on Trustee if it is a Creditor of NuStar Logistics

There are limitations on the right of the Trustee, in the event that it becomes a creditor of NuStar Logistics, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee’s eligibility to serve as such, the priority of the Trustee’s claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

Every application by NuStar Logistics for action by the Trustee shall be accompanied by a certificate of certain of the officers of NuStar Logistics’ general partner and an opinion of counsel (who may be counsel for NuStar Logistics) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by NuStar Logistics.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, NuStar Energy or NuStar Logistics, as the case may be, will issue to investors securities, other than NuStar Energy common units, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company (“DTC”). We have been informed by DTC that its nominee will be Cede & Co (“Cede”). Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act of 1934.

DTC has also informed us that it was created to:

•	hold securities for “participants;” and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered;

•	we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable; or

•	in the case of debt securities, an event of default with respect to the applicable series of debt securities has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of us, the Trustee, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective common unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. A description of the material federal income tax consequences of the acquisition, ownership and disposition of preferred units or debt securities will be set forth in the prospectus supplement relating to the offering of preferred units or debt securities, as applicable. Unless the context otherwise requires, references in this section to “us,” “we” or “NuStar Energy” are references to NuStar Energy L.P.

The following discussion does not address all federal income tax matters affecting us or the common unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain common unitholders. Moreover, the discussion focuses on common unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other common unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons, (including, without limitations, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (“IRAs”), real estate investment trusts (“REITs”), employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their common units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their common units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we urge each prospective common unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes or any matter affecting prospective common unitholders. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our common unitholders and our general partner and thus will be borne indirectly by our common unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a common unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the mining, exploration, production, refining, processing, transportation, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating partnerships will be disregarded as entities separate from us or classified as partnerships for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a)	Neither we nor any of our operating partnerships has elected nor will elect to be treated as a corporation; and

(b)	For each taxable year, more than 90% of our gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our common unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the common unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to common unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Additionally, the Department of the Treasury and the IRS have issued proposed regulations interpreting the scope of the qualifying income requirements by providing industry-specific guidance with respect to activities that will generate qualifying income. The proposed regulations, once issued in final form, may change interpretations of the current law relating to the characterization of income as qualifying income and could modify the amount of our gross income that we are able to treat as qualifying income for purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

If we were taxable for U.S. federal income tax purposes as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the common unitholders, and our net income would be taxed to us at corporate rates. If we were taxable as a corporation, losses we recognized would not flow through to our common unitholders. In addition, any distribution made by us to a common unitholder would be treated as (i) taxable dividend income, to the extent of current or accumulated earnings and profits, then (ii) a nontaxable return of capital, to the extent of the common unitholder’s tax basis in his common units, and thereafter (iii) taxable capital gain from the sale of such common units. Accordingly, taxation of us as a corporation would result in a material reduction in a common unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units. The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Common unitholders who have become limited partners of NuStar Energy will be treated as partners of NuStar Energy for federal income tax purposes. Also, common unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of NuStar Energy for federal income tax purposes.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those common units for federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales.”

Items of our income, gain, loss or deduction would not appear to be reportable by a common unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a common unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in NuStar Energy for federal income tax purposes. The references to common “unitholders” in the discussion that follows are to persons who are treated as partners in NuStar Energy for federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity-Level Collections” and “—Administrative Matters—Information Returns and Audit Procedures,” we do not pay any federal income tax. Instead, each common unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a common unitholder even if he has not received a cash distribution. Each common unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a common unitholder generally will not be taxable to the common unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a common unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a common unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “non-recourse liabilities,” will be treated as a distribution of cash to that common unitholder. To the extent our distributions cause a common unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the common unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a common unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a common unitholder, regardless of his tax basis in his common units, if the distribution reduces the common unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the common unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the common unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A common unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the common unitholder’s share of our losses, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A common unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our non-recourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a common unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual common unitholder, estate, trust or certain closely held corporate common unitholders, to the amount for which the common unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a common unit, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations would no longer be utilizable.

In general, a common unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by (a) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (b) any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to the common unitholder or can look only to the common units for repayment. A common unitholder’s at risk amount will increase or decrease as the tax basis of the common unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a common unitholder’s investments in other publicly traded partnerships, or a common unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a common unitholder’s share of income we generate may be deducted in full when the common unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A common unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its common unitholders for purposes of the investment interest deduction limitation. In addition, the common unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any common unitholder or our general partner or any former common unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the common unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current common unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual common unitholder in which event the common unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the common unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner. Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) the difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us, together referred to in this discussion as the “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these allocations to a common unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all persons who are holders of partnership interests immediately prior to such issuance or other transaction to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the common unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other common unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “—Tax Consequences of Common Unit Ownership—Section 754 Election,” “—Uniformity of Common Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under the partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A common unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated as a partner for tax purposes with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the common unitholder;

•	any cash distributions received by the common unitholder as to those common units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Andrews Kurth LLP has not rendered an opinion regarding the tax treatment of a common unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, common unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a common unitholder’s allocable share of our income and gain realized by a common unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder’s net investment income or (ii) the amount by which the common unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if the common unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective common unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases common units from a selling common unitholder but does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other common unitholders. For purposes of this discussion, a common unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some common unitholders. Please read “—Uniformity of Common Units.” A common unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Andrews Kurth LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the common units. If such a challenge were sustained, the gain from the sale of common units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a common unitholder who has a taxable year different than our taxable year and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us immediately prior to the time we issue common units in an offering. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in-service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs incurred in selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by common unitholders might change, and common unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of common units equal to the difference between the common unitholder’s amount realized and the common unitholder’s tax basis for the common units sold. A common unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our non-recourse liabilities attributable to the common units sold. Because the amount realized includes a common unitholder’s share of our non-recourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a common unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the common unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a common unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate applicable to long-term capital gains. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income each year. Both ordinary income and capital gain recognized on a sale of common units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Common Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling common unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A common unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A common unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the common unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a common unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although recently issued final Treasury Regulations allow publicly traded partnerships to use a similar monthly simplifying convention to allocate tax items among transferor and transferee common unitholders, these regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Andrews Kurth LLP is unable to opine on the validity of our method of allocating income, gain, loss and deductions among transferee and transferor common unitholders. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our common unitholders. We are authorized to revise our method of allocation between transferor and transferee common unitholders, as well as common unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A common unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A common unitholder who sells any of his common units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases common units from another common unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notification, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and common unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and is granted relief from the IRS, among other things, the partnership will only have to provide one Schedule K-1 to common unitholders for the fiscal year notwithstanding that two partnership tax years result from the termination.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some common unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the common unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the common unitholders.

Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a common unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the U.S. because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign common unitholders. Each foreign common unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, Form W-8-BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign common unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign common unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign common unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that common unitholder’s gain would be effectively connected with that common unitholder’s indirect U.S. trade or business. Apart from the ruling, a foreign common unitholder will not be taxed or subject to withholding upon the sale or disposition of a common unit if he has owned less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the sale or disposition.

Recent changes in law may affect certain foreign common unitholders.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each common unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each common unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction. We cannot assure common unitholders that those positions will in all cases yield a result that conforms to all of the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Andrews Kurth LLP can assure prospective common unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the common units. Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. Adjustments to items of our income, gain, loss or deduction resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a common unitholder’s return could result in adjustments not related to our returns as well as those related to our returns. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of common unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each common unitholder with an interest in the outcome may participate in that action.

A common unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

Recently enacted legislation applicable to partnership tax years beginning after 2017 alters the procedures for auditing large partnerships and for assessing and collecting taxes due (including any applicable penalties and interest) as a result of a partnership-level federal income tax audit. Under the new rules, unless we are eligible to (and do) elect to issue revised Schedules K-1 to our common unitholders with respect to an audited and adjusted return, the IRS may assess and collect taxes (including any applicable penalties and interest) directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our common unitholders might be substantially reduced. Pursuant to this new legislation, we will designate a person (our general partner) to act as the partnership representative who shall have the sole authority to act on behalf of the partnership with respect to dealings with the IRS under these new audit procedures.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish the following information to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	a statement regarding whether the beneficial owner is:

1.	a person that is not a U.S. person;

2.	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority;” or

(2)	as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of common unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for common unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit common unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe that neither we nor our investments, plans or arrangements constitute a tax shelter.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter. We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “—Accuracy-Related Penalties.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, a common unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a common unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a common unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular common unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to common unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective common unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each common unitholder to file all state, local and foreign tax returns, as well as U.S. federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign or alternative minimum tax consequences of an investment in us.

INVESTMENT IN NUSTAR ENERGY BY EMPLOYEE BENEFIT PLANS

An investment in us, including in our common units or preferred units, if any, by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), restrictions imposed by Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts (“IRAs”) or annuities and other accounts established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements. Plans that are governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Internal Revenue Code) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar prohibitions under other applicable Similar Laws.

Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan or other arrangement that is subject to Similar Laws (each of which we refer to as a “Plan”) to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, that Plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment will result in recognition of unrelated business taxable income by the Plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors” on page 53; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

In addition, the person who has discretionary authority or control over the management or disposition of the assets of a Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan that is covered by ERISA or the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of a Plan subject to ERISA that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

In addition to considering whether investing in us is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

We expect that our assets should not be considered “plan assets” under these regulations because the investment in our limited partner interests will satisfy the requirements in the first bullet point above.

The foregoing discussion is general in nature and not intended to be all-inclusive (nor should it be construed as legal advice). Plan fiduciaries contemplating a purchase of limited partner interests should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and other Similar Laws in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA, the Internal Revenue Code or other Similar Laws. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing limited partner interests on behalf of, or with the assets of, any Plan consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and Similar Laws to such investment and whether an exemption would be applicable to the purchase of limited partner interests. The acquisition, holding and, to the extent relevant, disposition of limited partner interests by any Plan is in no respect by us or any of our affiliates or representatives a determination or representation that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

LEGAL MATTERS

The validity of the securities, as to matters of United States law and other customary legal matters relating to the offering the securities issued by us, will be passed upon for us by Andrews Kurth LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of NuStar Energy L.P. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of NuStar Asphalt LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, cash flows, and members’ equity for the year ended December 31, 2013 and the period from September 28, 2012 (inception) to December 31, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

             Units

NuStar Energy L.P.

    % Series B Fixed-to-Floating Rate Cumulative Redeemable

Perpetual Preferred Units

(Liquidation Preference $25.00 per Series B Preferred Unit)

PROSPECTUS SUPPLEMENT

                    , 2017

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch

Morgan Stanley	UBS Investment Bank

                , 2017